U.S. $200,000,000

AMENDMENT AND RESTATEMENT

Dated as of November 9, 2007

of

RECEIVABLES LOAN AND SECURITY AGREEMENT

Dated as of April 11, 2007

Among

EDUCATION EMPOWERMENT SPV LLC,

as the Borrower

and

AUTOBAHN FUNDING COMPANY LLC,

as a Lender

and

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN

as the Agent

and

LYON FINANCIAL SERVICES, INC. (d/b/a U.S. BANK PORTFOLIO SERVICES),

as the Backup Servicer

This AMENDED AND RESTATED RECEIVABLES LOAN AND SECURITY AGREEMENT is made as of November 9, 2007, among:

(1)	EDUCATION EMPOWERMENT SPV, LLC, a Delaware limited liability company (the “Borrower”);

(2)	AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as a Lender (as defined herein);

(3)	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN (“DZ BANK”), as agent for the Lender (the “Agent”); and

(4)	LYON FINANCIAL SERVICES, INC. (d/b/a U.S. BANK PORTFOLIO SERVICES), as the Backup Servicer (as such term is defined herein).

Background. The parties named above have entered into a Receivables Loan and Security Agreement, dated as of April 11, 2007 (the “Existing RLSA”), and now wish to amend and restate the Existing RLSA to be as set forth herein.

NOW THEREFORE, IT IS AGREED as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Bank” means BNYTC, as the Depository Institution with which the Accounts have been established and are being maintained, or any successor thereto in such function that is an Eligible Depository Institution acceptable to the Agent.

“Account Bank’s Fees” means ongoing fees and expenses of the Borrower, if any, in respect of maintaining the Accounts with the Account Bank.

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, among the Account Bank, the Borrower and the Agent, in respect of the Accounts maintained with the Account Bank.

“Accounts” means the Collection Account and the Reserve Account.

“Active Backup Servicer’s Fee” means, for any Remittance Period or portion thereof after the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer, the amount of fees and expenses stated to be payable to the Backup Servicer for such period on Exhibit F hereto.

“Adjusted Eurodollar Rate” means, with respect to any Fixed Period for any Loan allocated to such Fixed Period, an interest rate per annum equal to the sum of (i) the applicable Adjusted Eurodollar Rate Margin (whether for the PrePrime Percentage or the Prime Percentage) to be applied in using the Adjusted Eurodollar Rate to determine the separate Yield Rate and calculation of Yield in respect of the PrePrime Percentage and Prime Percentage of all Loans outstanding, and (ii) an interest rate per annum equal to the average of the interest rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported during such Fixed Period on the Bloomberg Financial Markets system as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such system shall cease to be publicly available or, if the information contained in such system, in the Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

“Adjusted Eurodollar Rate Margin” has the meaning ascribed thereto in the Fee Letter (which shall ascribe an Adjusted Eurodollar Rate Margin for both the PrePrime Percentage and the Prime Percentage of Loans).

“Advance Amount” means (a) with respect to the initial Loan hereunder and each Loan thereafter, other than any Marginal Allowable Advance, an amount equal to the product of (i) the Maximum Advance Percentage multiplied by (ii) the aggregate Outstanding Balances of all of the Eligible Receivables being Pledged hereunder on the related Borrowing Date to secure such Loan, and (b) with respect to a Marginal Allowable Advance, an amount specified by the Borrower in the related Notice of Borrowing for the Marginal Allowable Advance, not exceeding the excess, if any, of the Fees and other third party fees and expenses distributable on the related Remittance Date on which such Borrowing is to occur pursuant to clauses (i), (ii), (iii), (iv) or (v) of Section 2.05(c), over the amount of Collections available for the payment of such Fees and other third party fees and expenses on such Remittance Date.

“Advance Percentage” means at any time the decimal expressed as a percentage equal to:

      FA-CA
ERB

where:	FA	=	the Facility Amount at such time;

	CA	=
the amount of Collections on deposit in the Collection Account at such time to be applied in accordance with Section 2.05 on the next Remittance Date, minus the portion of such Collections which are required to be set aside for the payment of accrued Yield pursuant to Section 2.05(a) hereof; and

	ERB	=	the Eligible Receivables Balance at such time.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Pledged Assets, any lien, security interest, charge, encumbrance or other right or claim in favor of the Lender (or the Agent on behalf of the Lender).

“Affected Party” has the meaning assigned to that term in Section 2.13.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” has the meaning assigned to that term in the preamble hereto.

“Agreement” means this Receivables Loan and Security Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Amendment Closing Date” means November 9, 2007.

“Amendment No. 1 to Custodial Agreement” means the Amendment No. 1 to Custodial Agreement, dated as of the Amendment Closing Date and amending the Custodial Agreement as existing on the Amendment Closing Date but prior to giving effect thereto, among the parties to such Custodial Agreement.

“Amendment No. 1 to Servicing Agreement (PrePrime)” means the Amendment No. 1 to Servicing Agreement (PrePrime), dated as of the Amendment Closing Date and amending the Initial Servicing Agreement (PrePrime) as existing on the Amendment Closing Date but prior to giving effect thereto, among the parties to the Initial Servicing Agreement (PrePrime).

“Amendment No. 1 to Transfer and Contribution Agreement (PrePrime)” means the Amendment No. 1 to Transfer and Contribution Agreement (PrePrime), dated as of the Amendment Closing Date and amending the Transfer and Contribution Agreement (PrePrime) as existing on the Amendment Closing Date but prior to giving effect thereto, between EEF as transferor and the Borrower as transferree.

“Amendment Transaction Documents” means this Amended and Restated Receivables Loan and Security Agreement, the Amendment No. 1 to Transfer and Contribution Agreement (PrePrime), the Transfer and Contribution Agreement (Prime), the Amendment No. 1 to Custodial Agreement, the Amendment No. 1 to Servicing Agreement (PrePrime), and the Initial Servicing Agreement (Prime).

“Approved Origination Agreement” means (i) each Doral Origination Agreement, and (ii) each other Origination Agreement with an Eligible Originator in form and substance reasonably acceptable to the Agent (it being understood that if the Agent is given an opportunity to review such Origination Agreement and it complies with applicable structural or legal standards substantially similar to those which the Agent applied in approving the Doral Origination Agreements, such other Origination Agreement shall be deemed reasonably acceptable to the Agent).

“Assigned Documents” has the meaning assigned to that term in Section 2.14.

“Assignment” has the meaning set forth in the applicable Transfer and Contribution Agreement.

“Assignment and Acceptance” has the meaning assigned to that term in Section 9.04.

“Autobahn” has the meaning assigned to that term in the preamble hereto.

“Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), or any substitute Backup Servicer appointed by the Agent pursuant to Section 6.15.

“Backup Servicer Delivery Date” has the meaning assigned to that term in Section 6.12(e).

“Backup Servicing Agreement” has the meaning assigned such term in Section 6.15(a).

“Backup Servicing Agreement Servicing Standard” means, in connection with a Backup Servicing Agreement, that the Backup Servicer will perform replacement Servicer functions and duties in accordance with its customary practices, procedures or standards with the same care, skill and diligence that it uses or would use in servicing and administering private student loans or similar financial assets for its own account (or, if such standard is higher, that it uses for the account of others, other than the Borrower and Agent).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank’s “base” or other rate determined by the Lender to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Agent shall, during such period, determine the Base Rate based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks or, if each such bank ceases to announce publicly its prime commercial lending (or equivalent) rate, based upon the prime commercial lending (or equivalent) rate or rates announced publicly by one or more other banks reasonably acceptable to the Borrower. The prime commercial lending (or equivalent) rates used in computing the Base Rate are not intended to be the lowest rates of interest charged by such banks in connection with extensions of credit to debtors. The Base Rate shall change as and when such banks’ prime commercial lending (or equivalent) rates change.

“BNYTC” means The Bank of New York Trust Company, N.A.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Base Certificate” means a report, in substantially the form of Exhibit A, prepared by the Borrower for the benefit of Lender pursuant to Section 6.12(c).

“Borrowing Base Deficiency” means, at any time that the Overcollateralization Amount is less than the Minimum Overcollateralization Amount, an amount equal to the amount of such deficiency.

“Borrowing Date” means, with respect to any Borrowing, the date on which such Borrowing is funded, which date, other than in the case of the initial Borrowing, shall be a Subsequent Borrowing Date.

“Borrowing Limit” means as of the Closing Date $100,000,000 and as of the Amendment Closing Date, $200,000,000; provided, however, that at all times, on or after the Early Amortization Commencement Date, the Borrowing Limit shall mean the aggregate outstanding principal balance of the Loans.

“Business Day” means a day of the year other than a Saturday or a Sunday or any other day on which banks are authorized or required to close in New York City or St. Paul, Minnesota; provided, that, if any determination of a Business Day shall relate to a Loan bearing interest at the Adjusted Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculated Hedge Amortizing Balance” means, as of any date of determination, the projected amortizing balance of the Loans advanced by the Lender hereunder with respect to Pledged Receivables as of such date (including, as applicable, Receivables which were Pledged by the Borrower on such date thereby becoming Pledged Receivables on such date), determined by the Agent in its sole discretion, based upon the Outstanding Balances of such Pledged Receivables as of such date, adjusted for prepayments, defaults, recoveries and delinquencies which, in the sole judgment of the Agent, are representative of expected prepayments, defaults, recoveries and delinquencies on the Pledged Receivables.

“Capital Limit” means, at any time, an amount equal to:

ERB - MOCA + CA

where:	ERB	=	the Eligible Receivables Balance at such time;

	MOCA	=	the Minimum Overcollateralization Amount at such time; and

	CA	=
the amount of Collections on deposit in the Collection Account at such time to be applied in accordance with Section 2.05 on the next Remittance Date, minus the portion of such Collections which are required for the payment of accrued Yield and Fees.

“Change of Control” means that at any time (i) EEF shall own directly or indirectly less than 100% of all membership interests of the Borrower, (ii) any event or condition occurs which results in any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than a Person or group that owns membership interests of EEF on and as of the Closing Date: (A) having acquired beneficial ownership of 50% or more of any outstanding class of membership interests of EEF having ordinary voting power in the election of directors or managers of EEF or (B) obtaining the power (whether or not exercised) to elect a majority of EEF’s directors or managers, (iii) EEF or the Borrower merge or consolidate with any other Person or (iv) any two of the following three people are not employed in senior management positions at EEF and/or are not involved in the day-to-day operations of EEF and at least one of such two people have not been replaced by a person or persons approved in writing by the Agent within sixty (60) days of the last day on which such person or persons were employed in senior management positions at EEF and/or were involved in the day-to-day operations of EEF: Edwin McGuinn, Jr., Raza Khan and Vishal Garg.

“Closing Date” means April 11, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Receipt” has the meaning assigned to that term in the Custodial Agreement.

“Collection Account” means a special trust account (account number 775792) in the name of the Borrower established by the Borrower at the Account Bank and subject to the Account Control Agreement, or any successor thereto with a subsequent Account Bank, if ever any, established under terms and conditions, including a substantially similar account control arrangement, acceptable to the Agent, it being understood that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Lender shall have no further obligation to make any additional Loans.

“Collection Policy” means

(a) in respect of PrePrime Receivables, collectively, the written student loan servicing policies, guidelines, standards and undertakings (the “Servicing Guidelines” in respect of PrePrime Receivables) as set forth in the Initial Servicing Agreement (PrePrime) (including Exhibit A thereto) and the Initial Collection Servicing Agreement (including Exhibit A thereto), which agreements are annexed hereto as part of Schedule V, as such Servicing Guidelines may hereafter be amended, modified or supplemented from time to time in compliance with the terms of this Agreement, and

(b) in respect of Prime Receivables, collectively, the written student loan servicing policies, guidelines, standards and undertakings (the “Servicing Guidelines” in respect of Prime Receivables) as set forth in the Initial Servicing Agreement (Preprime) (including Exhibit A thereto) and the Initial Collection Servicing Agreement (including Exhibit A thereto), which agreements are annexed hereto as part of Schedule V, as such Servicing Guidelines may hereafter be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Collections” means, with respect to any Pledged Receivable, all cash receipts and proceeds in respect of such Pledged Receivable and the Other Conveyed Property securing such Pledged Receivable, all payments of any principal, interest, fees, delinquent payments recovered in subsequent months, prepaid principal, liquidation proceeds, late fees, redemption fees, other penalty fees and charges, or other amounts with respect to the Contract and any other agreement, guaranty or instrument related to such Pledged Receivable, all cash proceeds of any Other Conveyed Property or other Pledged Assets with respect to such Pledged Receivable and any amounts paid to the Borrower under any Qualifying Interest Rate Hedge or the interest rate hedging arrangement contemplated thereby.

“Collection Servicer” means CCS, or any successor loan servicer or collection agent that the Borrower may engage from time to time in connection with the component of its Servicing Undertaking consisting of Collection Services (and that has executed an acknowledgment and consent in favor of the Agent substantially similar to that executed by CCS in connection with the CCS Servicing Agreement).

“Collection Servicer Fees” means, in respect of any Remittance Period, any fees and out of pocket expenses, or the allocable monthly portion thereof relating to such Remittance Period if such fees and expenses are payable less frequently than monthly, payable to a Collection Servicer under the applicable Collection Servicing Agreement (provided, that if the applicable Collection Servicing Agreement so provides, such Collection Servicer Fees may be netted from Collections remittable by the Collection Servicer to the Borrower in accordance with the terms thereunder).

“Collection Services” means the component of the Borrower’s Servicing Undertaking hereunder consisting of loan collection activities and services following loan delinquency exceeding a specified period, to the extent that such collection services are not covered under the primary Servicing Agreement.

“Collection Servicing Agreement” means any written agreement procured by the Borrower from any Collection Servicer in connection with its provision of Collection Services to or for the benefit of the Borrower (it being understood that the CCS Agreement is a Collection Servicing Agreement within the meaning of this term).

“Commercial Paper Remittance Report” means a report, in substantially the form of Exhibit B, furnished by the Borrower to the Agent for the Lender pursuant to Section 6.12(d).

“Commitment Percentage” has the meaning assigned to that term in Section 9.04(b).

“Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by or on behalf of the Borrower, which provides information relating to the Receivables included in the Eligible Receivables Balance.

“Contract” means with respect to any Receivable, collectively, (i) the student loan agreement or comparable contract or agreement pursuant to which a Receivable is originated by an extension of credit advanced to the applicable Obligor, and (ii) the promissory note evidencing such Receivable, in each case substantially in the applicable form (PrePrime Contract for a PrePrime Receivable, Prime Contract for a Prime Receivable) attached hereto as Exhibit D, and which Contract does not evidence an extension of credit funded under the FFELP Program or the HEALP Program.

“CP Disruption Event” means, at any time, the inability of the Issuer to raise (whether as a result of a prohibition or any other event or circumstance whatsoever) funds through the issuance of commercial paper notes in the United States commercial paper market, including, without limitation, by virtue of (i) any disruption in the commercial paper market, (ii) insufficient availability under the liquidity or enhancement facility entered into by the Issuer with respect to this Agreement or (iii) a downgrade of the rating of one or more financial institutions extending credit to or for the account of the Issuer or having a commitment to extend credit to the Lender under a liquidity or enhancement facility which relates to this Agreement to a level lower than that required by the Rating Agencies.

“CP Margin” has the meaning ascribed thereto in the Fee Letter (which shall ascribe a CP Margin for both the PrePrime Percentage and the Prime Percentage of outstanding Loans).

“CP Rate” means, with respect to any Fixed Period for all Loans allocated to such Fixed Period, (A) the per annum rate equivalent to the per annum rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of the Issuer having a term equal to such Fixed Period and to be issued to fund, in whole or in part, the applicable Loans (and, at the election of the Issuer, other loans by the Issuer) by the Issuer may be sold by any placement agent or commercial paper dealer selected by the Issuer, as agreed between each such agent or dealer and the Issuer and notified by the Issuer to the Agent and the Borrower; provided, however, if the rate (or rates) as agreed between any such agent or dealer and the Issuer with respect to any Fixed Period for the applicable Loans is a discount rate (or rates), the CP Rate for such Fixed Period shall be the rate (or, if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum; provided, further, however, that such rate (or rates) shall reflect and give effect to borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market to the extent that such amounts are allocated, in whole or in part, to such Loans, plus (B) the applicable CP Margin (whether for the PrePrime Percentage or the Prime Percentage) to be applied in using the CP Rate to determine the separate Yield Rate and calculation of Yield in respect of the PrePrime Percentage and Prime Percentage of all Loans outstanding.

“CP Rollover Fixed Period” means any Fixed Period other than any Fixed Period (i) applicable to the Loan arising as a result of the Borrowing on the initial Borrowing Date which shall have been requested in the Notice of Borrowing delivered in connection with such Borrowing, (ii) applicable to any new Loan arising as a result of a Borrowing on a Subsequent Borrowing Date which shall have been requested in the Notice of Borrowing delivered in connection with such Borrowing or (iii) applicable to any Loan accruing Yield at the Non-CP Rate.

“Credit Policy” means (i) with respect to PrePrime Receivables, the written student loan origination and underwriting policies of EEF applicable to PrePrime Receivables and entitled “Underwriting Guidelines”, as annexed hereto as part of Schedule IV, as such written guidelines may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement, and (ii) with respect to Prime Loans, the written student loan origination and underwriting policies of EEF applicable to Prime Loans and entitled “MRU Underwriting Guidelines”, as annexed hereto as part of Schedule IV, as such written guidelines may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement.

“Credit and Collection Policy” means, collectively, the Credit Policy and the Collection Policy.

“Custodial Agreement” means that certain Custodial and Collateral Agency Agreement dated as of the Closing Date among the Borrower, the Agent and the Custodian, as amended by the Amendment No. 1 to Custodial Agreement, together with all instruments, documents and agreements executed in connection therewith, and as such Custodial Agreement may from time to time be further amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.

“Custodian” means BNYTC or any substitute Custodian appointed by the Agent pursuant to the Custodial Agreement.

“Custodian’s Fee” means, for any Remittance Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the fees and expenses payable to the Custodian in respect of its provision of custodial services as set forth in the Custodial Agreement.

“Cut-Off Date” has the meaning assigned such term in the Transfer and Contribution Agreement.

“Debt” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by an Adverse Claim upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Default Funding Rate” means an interest rate per annum equal to three percent (3%) plus the Base Rate.

“Defaulted Receivable” means, as of any time of determination, any Pledged Receivable:

(i) with respect to which an amount due and payable under the related Contract remains unpaid for one hundred twenty-one (121) days or more after the Scheduled Due Date; or

(ii) with respect to which any payment or other material terms of the related Contract have been modified, in connection with addressing delinquency or other credit concerns applicable to the related Obligor, after such Contract was acquired by the Borrower; or

(iii) which has been or should be charged off, in accordance with the Collection Policy, as a result of the occurrence of a Bankruptcy Event with respect to the related Obligor or which has been or should otherwise be deemed by the Borrower (either itself or through the Servicer or Collection Servicer, as applicable) uncollectible in accordance with the Collection Policy; or

(iv) with respect to which the related Obligor has become deceased.

“Deferment” means a period of time prior to a Contract entering Repayment status, during which the payment of principal installment obligations is deferred and accruing interest is capitalized periodically and added to the outstanding principal balance of the Receivable, in accordance with the terms of the applicable Credit and Collection Policy.

“Delinquent Receivable” means, as of any time of determination, any Pledged Receivable with respect to which any amount due and payable under the terms of the related Contract remains unpaid for more than thirty (30) days but not more than one hundred twenty (120) days after the Scheduled Due Date, provided, that a Pledged Receivable that has just entered Repayment status and with respect to which the Obligor has not yet made an initial installment payment, shall not be deemed to be a Delinquent Receivable until such Pledged Receivable becomes a Further Delinquent Receivable.

“Depository Institution” means a depository institution or trust company, incorporated under the laws of the United States or any State thereof, that is subject to supervision and examination by federal and/or State banking authorities.

“Doral” means Doral Bank, FSB, a federally chartered savings bank.

“Doral Origination Agreement” means

(a) with respect to any PrePrime Receivable, collectively, the Loan Program Agreement between Doral and MRU Originations, dated as of February 28, 2006, and the Loan Sale Agreement between Doral as seller and EEF as purchaser, dated as of February 28, 2006, a copy of each of which is attached to the legal opinion of Hudson Cook delivered at or prior to the initial Borrowing Date following the Closing Date hereunder, and

(b) with respect to any Prime Receivable, collectively, the Loan Program Agreement between Doral and MRU Originations, dated as of February 28, 2006, as supplemented by the supplemental letter agreement thereto relating to Prime Receivables dated on or about the Amendment Closing Date, and the Loan Sale Agreement between Doral as seller and EEF as purchaser, dated as of February 28, 2006, a copy of each of which is attached to the legal opinion of Hudson Cook delivered at or prior to the Amendment Closing Date hereunder.

“DZ BANK” has the meaning assigned to that term in the preamble hereto.

“Early Amortization Commencement Date” means the earlier of (i) the date of occurrence of any event described in Section 7.01(a) hereof, (ii) the date of the declaration of the Early Amortization Commencement Date pursuant to any other subsection of Section 7.01, (iii) at the option of the Lender in its sole discretion, upon written notice to the Borrower and the Backup Servicer of the occurrence of an Early Amortization Event, or (iv) the Facility Maturity Date shall have occurred.

“Early Amortization Event” means the occurrence of any of the following events:

(i) a regulatory, tax or accounting body has ordered that the activities of the Lender or any Affiliate of the Lender contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Lender contemplated hereby may reasonably be expected to cause the Lender, the Person, if any, then acting as the administrator or the manager for the Lender, or any of their respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences;

(ii) an Event of Default has occurred and is continuing;

(iii) the Facility Maturity Date shall have occurred; or

(iv) a Replacement Trigger Date has occurred (provided, that such Early Amortization Event shall cease to be an Early Amortization Event, and the transactions under this Agreement shall thereafter proceed as if such Early Amortization Event no longer exists, in the event that the Borrower effects a Replacement within forty-five (45) days of the related Replacement Trigger Date).

Notwithstanding the foregoing clause (i), the conditions described in clause (i) shall not constitute an Early Amortization Event until the Lender first shall have notified the Borrower thereof in writing, and shall have used, or shall have attempted in good faith to cause the affected Affiliate of the Lender to have used, reasonable efforts to designate a different lending office for funding or booking its Loans or commitment hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the adverse or potential adverse effects of the condition and (ii) would not subject such Lender or Affiliate to any unreimbursed cost or expense, and (iii) would not otherwise be disadvantageous to such Lender or Affiliate (other than in a de minimus manner).

“EEF” means Education Empowerment Fund I, LLC, a Delaware limited liability company and the sole member of the Borrower.

“Eligible Depository Institution” means a Depository Institution the short term unsecured senior indebtedness of which is rated at least Prime-1 by Moody’s and F1 by Fitch, if rated by Fitch.

“Eligible Institution” means an institution that is both (i) an accredited institution of higher education, a vocational school, or any other institution that, in all of the above cases, is an “eligible institution” as defined in the Higher Education Act, and (ii) listed in the relevant Credit Policy as an institution the students of which are eligible for extensions of credit under the PrePrime Program or the Prime Program, as applicable.

“Eligible Obligor” means a matriculated student (or a co-signor or parent on behalf of a matriculated student) enrolled at an Eligible Institution and who is a United States citizen or United States national, within the meaning of Subpart A of the Student Assistance General Provision, 34 CFR Part 668, or a Permanent Resident, and who otherwise meets the criteria required for extensions of credit under the PrePrime Program (in the case of an Obligor under a PrePrime Contract) or Prime Program (in the case of an Obligor under a Prime Contract) as set forth in the applicable Credit Policy.

“Eligible Originator” means a Person (i) which at the time of first becoming an Originator under this Agreement is a nationally chartered federally insured financial institution with the capacity to originate, in compliance with all applicable law, Contracts with Obligors located in any State of the United States, (ii) as to which, if requested by the Agent at the time such Originator is identified in the Borrower's notice to the Agent as a new or additional Originator hereunder, an opinion from Hudson Cook or other legal counsel to the Borrower reasonably acceptable to the Agent shall have been delivered addressed to the Agent and the Lender, confirming substantially the same substantive legal conclusions as in the original opinion of Hudson Cook delivered at or prior to the initial Borrowing Date hereunder, and (iii) as to whom no Purchase Termination Event is in effect.

“Eligible PrePrime Receivable” means, at any time, a Pledged Receivable that constitutes a PrePrime Receivable and with respect to which each of the representations and warranties with respect to such PrePrime Receivable or the PrePrime Contract related to such Pledged Receivable contained in Schedule III hereto and designated in Schedule III as applicable to PrePrime Receivables or PrePrime Contracts, is true and correct at such time.

“Eligible Prime Receivable” means, at any time, a Pledged Receivable that constitutes a Prime Receivable and with respect to which each of the representations and warranties with respect to such Prime Receivable or the Prime Contract related to such Pledged Receivable contained in Schedule III hereto and designated in Schedule III as applicable to Prime Receivables or Prime Contracts, is true and correct at such time.

“Eligible Receivable” means an Eligible PrePrime Receivable or an Eligible Prime Receivable.

“Eligible Receivables Balance” means, at any time (i) the aggregate Outstanding Balances of all Eligible Receivables which are Pledged hereunder to secure Loans at such time, minus (ii) the Overconcentration Amount at such time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Disruption Event” means any of the following: (i) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Loan, (ii) a determination by the Lender that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to the Lender of making, funding or maintaining any Loan or (iii) the inability of the Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Loan.

“Eurodollar Index” means an index based upon an interest rate reported on the Bloomberg Financial Markets system as the London Interbank Offered Rate for United States dollar deposits.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excess Spread” means as of any date of determination, the annualized percentage, calculated on the last day of each month, which is a fraction, the numerator of which is the positive difference, if any, between (x) the Expected Interest for such month, and (y) the sum of (i) all Yield payable in respect of Loans for such month, (ii) all net payments payable by the Borrower during such month on any Qualifying Interest Rate Swap, (iii) all fees and expenses payable to any of the Custodian, the Servicer, any Collection Servicer, the Backup Servicer or the Account Bank for such month, and (iv) all Fees payable hereunder for such month, and the denominator of which is the aggregate Outstanding Balance of Pledged Receivables constituting Eligible Receivables as of such date.

“Existing RLSA” has the meaning assigned such term in the “Background” recital at the beginning of this Agreement.

“Expected Interest” means, for any calendar month, the sum of (i) the amount of interest due or accrued with respect to the Pledged Eligible Receivables and payable by the related Obligors thereof during such calendar month (whether or not such interest is actually paid) and (ii) earnings on Eligible Investments in respect of the Accounts during such calendar month.

“Facility Amount” means, at any time, the sum of (i) the face amount of outstanding commercial paper notes (net of the amount of all interest scheduled to accrue thereon through their respective stated maturity if such commercial paper notes are issued on a discount basis) of the Lender issued to fund Loans hereunder, plus (ii) the aggregate Loans Outstanding hereunder bearing interest at the Non-CP Rate, plus (iii) accrued Yield and Fees with respect to the amounts described in the foregoing clauses (i) and (ii).

“Facility Maturity Date” means the fifth anniversary of the Closing Date.

“Fee Letter” has the meaning assigned to that term in Section 2.12(a).

“Fees” has the meaning assigned to that term in Section 2.12(a).

“FFELP Program” means the Federal Family Education Loan Program authorized under the Higher Education Act, including Federal Stafford Loans authorized under Sections 427 and 428 thereof, Federal Supplemental Loans for Students authorized under Section 428A thereof, Federal PLUS Loans authorized under Section 428B thereof, Federal Consolidation Loans authorized under Section 428C thereof and Unsubsidized Loans authorized under Section 428H thereof.

“FICO Score” means the statistical credit bureau score (developed by Fair Isaac Corporation for individual credit ratings) obtained by the originator of a Contract in connection with the related credit/loan application to help assess an Obligor’s credit worthiness.

“Fitch” means Fitch, Inc. (or its successors in interest).

“Fixed Period” means, for any outstanding Loans, (i) if Yield in respect of all or any part thereof is computed by reference to the CP Rate, a period of up to and including sixty (60) days as determined pursuant to Section 2.04 or (ii) if Yield in respect of all or any part thereof is computed by reference to the Non-CP Rate, the applicable Remittance Period.

“Forbearance” means a period of time during which payments otherwise due in respect of a Receivable are temporarily postponed or reduced, at the option and in the discretion of the Borrower or Servicer, due to financial difficulties of the Obligor, including without limitation for “Parental Leave” or “Unemployment” as described in the applicable Collection Policy.

“Further Delinquent Receivable” means, as of any time of determination, any Pledged Receivable with respect to which any amount due and payable under the terms of the related Contract remains unpaid for more than sixty (60) days but not more than one hundred twenty (120) days after the Scheduled Due Date.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Government Entity” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HEALP Program” means the Health Education Assistance Loan Program authorized under Title VII, Subpart A, Part I of the U. S. Public Health Service Act (42 U.S.C. Section 292-2920).

“Hedging Condition” means that, as of any date of determination, the average Excess Spread for the three most recently elapsed calendar months is less than the sum of (i) the average of the Minimum Excess Spread determined as of the end of each of such three calendar months, plus (ii) 0.40%.

“Higher Education Act” means the Higher Education Act of 1965, as amended or supplemented from time to time, or any successor federal act, together with any rules (including, without limitation, the Common Manual), regulations and interpretations promulgated thereunder.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Initial Collection Servicing Agreement” means the CCS Agreement.

“Initial Servicing Agreement” means the Initial Servicing Agreement (PrePrime) or the Initial Servicing Agreement (Prime) or both, as the context may require.

“Initial Servicing Agreement (PrePrime)” means, with respect to PrePrime Receivables and related PrePrime Contracts, the UAS Servicing Agreement for Full Service Plan, dated as of the Closing Date, among the Borrower, UAS and the Agent, with respect to the primary servicing on behalf of the Borrower of the Pledged Receivables constituting PrePrime Receivables and their related PrePrime Contracts, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and with the terms of this Agreement.

“Initial Servicing Agreement (Prime)” means with respect to Prime Receivables and related Prime Contracts, the UAS Servicing Agreement for Full Service Plan, dated as of the Amendment Closing Date, among the Borrower, UAS and the Agent, with respect to the primary servicing on behalf of the Borrower of the Pledged Receivables constituting Prime Receivables and their related Prime Contracts, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and with the terms of this Agreement.

“Issuer” means, collectively, Autobahn and any presently existing or future Person administered by DZ BANK or otherwise, whose principal business consists of issuing commercial paper or other securities to (i) fund or maintain loans secured by receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or (ii) fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“Lender” means, collectively, Autobahn and/or any other Person (including, without limitation, any present or future Affiliate of DZ BANK) that agrees, pursuant to the pertinent Assignment and Acceptance, to make Loans secured by Pledged Assets pursuant to Article II of this Agreement.

“Liquidation Fee” means, for Loans allocated to any Fixed Period during which such Loans are repaid (in whole or in part) prior to the end of such Fixed Period, the amount, if any, by which (i) Yield (calculated without taking into account any Liquidation Fee), which would have accrued on the amount of the payment of such Loans during such Fixed Period (as so computed) if such payment had not been made, as the case may be, exceeds (ii) the sum of (A) Yield actually received by the Lender in respect of such Loans for such Fixed Period and, if applicable, (B) the income, if any, received by the Lender from the Lender’s investing the proceeds of such payments on such Loans.

“Liquidity/Credit Enhancement Facility” means one or more Liquidity Purchase Agreements, entered into on or prior to the Closing Date (and as the same may be amended, supplemented or amended and restated on or prior to the Amendment Closing Date), among the Issuer, the financial institutions party thereto (including, if applicable and at any time, financial institutions which are not Affiliates of DZ BANK) and the Agent and/or a letter of credit or similar instrument or agreement by the financial institutions party thereto (including, if applicable and at any time, financial institutions which are not Affiliates of DZ BANK) in favor of the Issuer, together with any related agreements, in each case, entered into on or as of the Closing Date (and as the same may be amended, supplemented or amended and restated on or prior to the Amendment Closing Date).

“Liquidity Ratio” means, with respect to Parent on any date of determination, a quotient (i) the numerator of which is an amount equal to the aggregate amount shown as “Current Assets” on Parent’s most recent audited consolidated financial statement, but not including assets consisting of or relating to Contracts and/or Receivables, and (ii) the denominator of which is an amount equal to the aggregate amount shown as “Current Liabilities” on Parent’s most recent audited consolidated financial statement, but not including liabilities relating to or attributable to the financing of Contracts and/or Receivables.

“Loan” means each loan advanced by the Lender to the Borrower on a Borrowing Date pursuant to Article II.

“Loans Outstanding” means the sum of the principal amounts loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections received and distributed as repayment of such Loans outstanding pursuant to Section 2.05; provided, however, that such Loans outstanding shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must be returned for any reason.

“Lockbox” means a post office box or boxes maintained by the Servicer to which Collections are remitted for retrieval by the Lockbox Bank and for deposit by the Lockbox Bank into the Lockbox Account, and which Lockbox may also be used by the Servicer for depositing checks or items constituting payments on other student loans that it services but for no other purpose.

“Lockbox Account” means the deposit account maintained by the Servicer with the Lockbox Bank to which checks or items deposited into the Lockbox are credited upon collection, and which Lockbox Account may also be used by the Servicer for the crediting of collected checks or items constituting payments on other student loans that it services but for no other purpose.

“Lockbox Bank” means M&I Marshall & Ilsley Bank, a Wisconsin banking corporation, or a successor or other Lockbox Bank performing Lockbox and Lockbox Account functions in respect of the Servicer.

“Marginal Allowable Advance” means an extension of credit by the funding of a Borrowing hereunder, that (i) is not accompanied by a related concurrent Pledge of Receivables, (ii) is requested for funding and is funded on a Remittance Date as of which the Advance Percentage is and will be (after giving effect to any other Borrowings on such date not constituting a Marginal Allowable Advance) less than the Maximum Advance Percentage, (iii) is in an amount not exceeding the Advance Amount with respect to such Marginal Allowable Advance, (iv) the funding of which will be applied to the payment by the Borrower of Fees and other third party fees and expenses distributable on the related Remittance Date on which such Borrowing is to occur pursuant to clauses (i), (ii), (iii), (iv) or (v) of Section 2.05(c), to the extent Collections applied on such Remittance Date are insufficient to pay the same, and (v) otherwise meets all other applicable conditions to a Borrowing set forth in this Agreement.

“Material Adverse Change” means the occurrence of an event or a change in circumstances that has or could be reasonably be viewed as having a Material Adverse Effect.

“Material Adverse Effect” with respect to any event or circumstance and any Person, means a material adverse effect on (i) the business, assets, financial condition, prospects or operations of such Person; (ii) the ability of such Person to perform its obligations under this Agreement or any other Transaction Document; (iii) the validity, enforceability or collectibility of this Agreement, any other Transaction Document to which such Person is a party, all or any portion of the Pledged Receivables or their related Contracts, or any Servicing Agreement; (iv) the status, existence, perfection, priority or enforceability of the Agent’s security interest in the Pledged Assets; or (v) the rights and remedies of the Lender and/or the Agent under this Agreement and/or any of the Transaction Documents.

“Maximum Advance Percentage” means, at any time, the percentage represented by (A) the sum of (i) an amount equal to 85% multiplied by the aggregate amount of the Eligible Receivables Balance that is evidenced by PrePrime Contracts, plus (ii) an amount equal to 96.5% multiplied by the aggregate amount of the Eligible Receivables Balance that is evidenced by Prime Contracts, divided by (B) the Eligible Receivables Balance evidenced by all Contracts.

“Measurement Condition” means, in respect of any calculation of the Weighted Average First Delinquency Rate, Weighted Average Second Delinquency Rate or Weighted Average Annualized Default Rate, and as of any time of determination, the condition that not less than 1,500 Contracts were in Repayment status at the end of each of the three Remittance Periods in respect of which such calculations are to be determined.

“Minimum Advance Percentage” means, at any time, the percentage represented by (A) the sum of (i) an amount equal to 80% multiplied by the aggregate amount of the Eligible Receivables Balance that is evidenced by PrePrime Contracts, plus (ii) an amount equal to 91.5% multiplied by the aggregate amount of the Eligible Receivables Balance that is evidenced by Prime Contracts, divided by (B) the Eligible Receivables Balance evidenced by all Contracts.

“Minimum Excess Spread” means the sum of (a) the product of (i) the Prime Percentage, and (ii) 1.50% per annum, plus (b) the product of (i) the PrePrime Percentage, and (ii) 3.50% per annum.

“Minimum Overcollateralization Amount” means, at any time of determination, an amount equal to (i) the Eligible Receivables Balance at such time multiplied by (ii) the result of (A) one minus (B) the Maximum Advance Percentage (expressed as a decimal) at such time.

“Monthly Remittance Report” means a report, in substantially the form of Exhibit C, furnished by the Borrower to the Agent for the Lender pursuant to Section 6.12(b).

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Non-CP Rate” means, with respect to any Fixed Period for any Loan allocated to such Fixed Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that if the Lender shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Non-CP Rate shall be equal to the Base Rate plus 1.00% (until the Lender shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Non-CP Rate shall again be equal to the Adjusted Eurodollar Rate).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.02(b) hereof.

“Notice of Pledge” has the meaning assigned to that term in the Custodial Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender or the Agent arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due under this Agreement and/or any other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Contract.

“Officer’s Certificate” means a certificate signed by the president, the secretary, the chief financial officer or any vice president of any Person.

“One-Month LIBOR” means, as of any date of determination, the interest rate equal to the interest rate per annum (rounded upwards, if necessary, e.g. where not expressed as a decimal, to the nearest 1/16 of 1%) reported on the Bloomberg Financial Markets system as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such report shall cease to be publicly available or, if the information contained in such report, in the Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Agent that, in the Agent’s judgment, accurately reflects such London Interbank Offered Rate).

“Opinion of Counsel” means a written opinion of independent counsel acceptable to the Agent, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement or any other Transaction Document to be delivered to the Borrower or the Agent, is acceptable in form and substance to the Agent.

“Origination Agreement” means an agreement providing for the origination of Receivables by or on behalf of an Originator, initially being, with respect to PrePrime Receivables or Prime Receivables, as the case may be, the applicable Doral Origination Agreement.

“Originator” means Doral and any other Eligible Originator.

“Other Conveyed Property” means, with respect to any Receivable, (i) all monies at any time received or receivable with respect to such Receivable after the applicable Cut-Off Date (as defined in the Transfer and Contribution Agreement), (ii) the related Contract and all other items contained in the related Receivable File, any and all other documents or electronic records that the Borrower keeps on file in accordance with its customary procedures relating to such Receivable or the related Obligor, (iii) all Related Security related to such Receivable, (iv) any Security Deposits related to such Receivable, and (v) all present and future rights, claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.

“Outstanding Balance” means, as of any date of determination with respect to a Receivable, the outstanding principal balance thereof (and including for this purpose accrued interest that is or is to be capitalized as a result of the Receivable being in Deferment or Forbearance status) as of such date.

“Overall Hedge Position” means, as of any date of determination, the aggregate amortizing notional balance of all Qualifying Interest Rate Hedges in effect as of such date.

“Overcollateralization Amount” means, at any time, an amount equal to (i) the Eligible Receivables Balance at such time, plus any amounts on deposit in the Collection Account (minus an amount equal to the amount of Collections on deposit in the Collection Account which are required for the payment of accrued Yield and Fees) at such time to be applied in accordance with Section 2.05 on the next Remittance Date, minus (ii) the Facility Amount at such time.

“Overconcentration Amount” means, at any time, without duplication, the sum of:

(i) the amount by which the sum of the Outstanding Balances of all Eligible Receivables related to any one Eligible Institution at such time exceeds 10.0% of the sum of the Outstanding Balances of all Eligible Receivables at such time;

(ii) the amount by which the sum of the Outstanding Balances of all Eligible Receivables related to Contracts which are in Forbearance at such time exceeds 10.0% of the sum of the Outstanding Balances of all Eligible Receivables at such time;

(iii) the amount by which the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables with Obligors who, at the time the credit application was approved, had a FICO Score of at least 560 but less than or equal to 579, exceeds 20.0% of the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables at such time;

(iv) the amount by which the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables with Obligors who, at the time the credit application was approved, had a FICO Score of at least 560 but less than or equal to 599, exceeds 40.0% of the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables at such time; and

(v) the amount by which the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables with Obligors who, at the time the credit application was approved, had no FICO Score, exceeds 20.0% of the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables at such time;

(vi) the amount by which the sum of the Outstanding Balances of all Eligible Receivables constituting Prime Receivables with Obligors who, at the time the credit application was approved, had a FICO Score of less than 645, exceeds 5.0% of the sum of the Outstanding Balances of all Eligible Receivables constituting Prime Receivables at such time; and

(vii) the amount by which the sum of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables, exceeds $176,470,588 at such time provided, that any amount that would otherwise be included in more than one of the clauses contained in this definition above shall instead be included only in the one such clause which would lead to the calculation of the largest Overconcentration Amount, and provided further, that on any date of measurement or determination of the Overconcentration Amount where the Facility Amount is not at least $25,000,000, the Overconcentration Amount shall be zero.

“Overdue Payment” means, with respect to a Remittance Period, all payments due in a prior Remittance Period that the Servicer receives from or on behalf of an Obligor during such Remittance Period, including any Servicing Charges.

“Parent” means MRU Holdings, Inc., a Delaware corporation.

“Permanent Resident” means a person lawfully admitted for permanent residence in the United States, within the meaning of 8 CFR Part 1 or any applicable successor regulation.

“Permitted Investments” means any one or more of the following:

(i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii) repurchase obligations (the collateral for which is held by a third party or the Trustee), with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by Moody’s and S&P in one of their two highest long-term rating categories and if rated by Fitch, in one of its two highest long-term rating categories;

(iii) certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any State thereof or the District of Columbia, provided that the short-term commercial paper of such bank or trust company (or, in the case of the principal depository institution in a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof has been rated by Moody’s and S&P in their highest short-term rating category, and if rated by Fitch, in its highest short-term rating category;

(iv) commercial paper (having original maturities of not more than 270 days) of any corporation incorporated under the laws of the United States or any State thereof or the District of Columbia, having a rating, on the date of acquisition thereof, of no less than A-1 by Moody’s, P-1 by S&P and F-1 if rated by Fitch; and

(v) money market mutual funds registered under the Investment Company Act of 1940, as amended, having a rating, at the time of such investment, of no less than Aaa by Moody’s, AAA by S&P and AAA if rated by Fitch;

provided, that no such instrument shall be a Permitted Investment if such instrument evidences the right to receive either (a) interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument, where the principal and interest payments with respect to such instrument provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation. Each Permitted Investment may be purchased by the Account Bank or through an Affiliate of the Account Bank.

“Permitted Liens” means (i) liens in favor of the Agent, for the benefit of the Lender, granted pursuant to the Transaction Documents, and (ii) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings; provided, that appropriate reserves shall have been established with respect to any such taxes either not yet due or being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge” means the pledge of any Receivable pursuant to Article II.

“Pledged Assets” has the meaning assigned to that term in Section 2.15.

“Pledged Receivables” has the meaning assigned to that term in Section 2.15(a).

“PrePrime Contract” means a Contract evidencing a PrePrime Receivable.

“PrePrime Percentage” means, for any date of determination, the percentage equivalent of a fraction, the numerator of which is the amount of the Eligible Receivables Balance attributable to PrePrime Receivables as of such date, and the denominator of which is the Eligible Receivables Balance as of such date.

“PrePrime Program” means the private student loan origination and purchasing program of EEF described as the “PrePrime Program” in, and undertaken in accordance with, the related Credit Policy.

“PrePrime Receivable” means a Program Receivable originated or acquired under or by reference to the PrePrime Program.

“Prime Contract” means a Contract evidencing a Prime Receivable.

“Prime Percentage” means, for any date of determination, the percentage equivalent of a fraction, the numerator of which is the amount of the Eligible Receivables Balance attributable to Prime Receivables as of such date, and the denominator of which is the Eligible Receivables Balance as of such date.

“Prime Program” means the private student loan origination and purchasing program of EEF described as the “Prime Program” in, and undertaken in accordance with, the related Credit Policy.

“Prime Receivable” means a Program Receivable originated or acquired under or by reference to the Prime Program.

“Program Receivable” means any Receivable, or any similar right to payment from any Person related to the advancing of a private student loan, in any case originated or otherwise acquired by the Borrower, EEF or any Affiliate thereof, which Receivable or right to payment is originated or acquired under or by reference to the PrePrime Program or the Prime Program, as the case may be, or any other private student loan program with substantially similar origination and underwriting policies and target obligors.

“Purchase Date” has the meaning set forth in the Transfer and Contribution Agreement.

“Purchase Termination Event” with respect to an Originator means the occurrence of any of the following events, to the extent that the Borrower had actual knowledge or had been given written notice of such event: (a) a Material Adverse Change in the condition of such Originator has occurred and is continuing; (b) an Event of Bankruptcy has occurred with respect to such Originator; (c) such Originator shall fail to pay, or shall default in the payment of, any principal or premium or interest on any Debt beyond any applicable grace period, or such Originator shall breach or default with respect to any other term of any evidence of any Debt, or of any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach continues beyond any applicable grace period, if the effect of such failure, default or breach (i) is to cause the holder or holders of that Debt (or a trustee on behalf of such holder or holders) to cause that Debt to become or be declared due prior to its stated maturity or (ii) would permit the holder of such Debt to accelerate the maturity of such Debt and if the amount of the Debt involved in all such failures, defaults and breaches is greater than $100,000; (d) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against such Originator and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or a satisfactory bond against such judgment shall not have been posted, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Originator to enforce any such judgment and a bond shall not have been posted or (e) any event that would cause or permit termination under an Origination Agreement shall occur.

“Qualifying Hedge Counterparty” means DZ BANK or any other financial institution that is acceptable to the Agent and has a short-term debt rating of at least “A-1” from S&P, “P-1” from Moody’s and “F-1” from Fitch and a long-term debt rating of at least “AA” from S&P, “Aa2” from Moody’s and “AA” from Fitch.

“Qualifying Interest Rate Cap” means an interest rate cap agreement (or agreements, as applicable) (i) between the Borrower and a Qualifying Hedge Counterparty, (ii) that provides for a Strike Price, as selected by the Borrower, that is acceptable to the Agent (iii) having a varying notional balance which is equal to the Calculated Hedge Amortizing Balance, as of the effective date thereof, and (iv) which shall otherwise be on such terms and conditions and pursuant to such documentation as shall be reasonably acceptable to the Agent (it being understood that a form of documentation substantially equivalent to that which, at the time of entering into such Qualifying Interest Rate Cap, would be acceptable to the Rating Agencies in connection with hedging associated with a securitization transaction rated by such Rating Agencies, shall be deemed reasonably acceptable to the Agent for this purpose).

“Qualifying Interest Rate Hedge” means, as of any date of determination, either a Qualifying Interest Rate Cap or a Qualifying Interest Rate Swap.

“Qualifying Interest Rate Swap” means an interest rate swap agreement (or agreements, as applicable) (i) between the Borrower and a Qualifying Hedge Counterparty, (ii) under which the Borrower shall receive a floating rate of interest equal to One-Month LIBOR (or such other Eurodollar Index acceptable to the Agent) in exchange for the payment by the Borrower of a fixed rate of interest equal to the applicable Swapped Rate, (iii) having a varying notional balance which is equal to the Calculated Hedge Amortizing Balance, as of the effective date thereof, and (iv) which shall otherwise be on such terms and conditions and pursuant to such documentation as shall be reasonably acceptable to the Agent (it being understood that a form of documentation substantially equivalent to that which, at the time of entering into such Qualifying Interest Rate Swap, would be acceptable to the Rating Agencies in connection with hedging associated with a securitization transaction rated by such Rating Agencies, shall be deemed reasonably acceptable to the Agent for this purpose).

“Rating Agencies” means Moody’s and Fitch and S&P, or such other nationally recognized statistical rating organizations as may be designated by the Agent.

“Receivable” means the rights to all payments from an Obligor under a Contract including, without limitation, any right to the payment with respect to (i) Scheduled Payments, (ii) any prepayments or Overdue Payments made with respect to such Scheduled Payments, (iii) any Servicing Charges and (iv) any Recoveries.

“Receivable File” means with respect to each Receivable:

(a) the original, executed copy of the related Contract; and

(b) the related Truth in Lending Statement; and

(c) true and complete copies of all other agreements, documents and instruments evidencing, securing or guarantying (or otherwise required by applicable law with respect to) such Receivable.

“Receivables Schedule” has the meaning assigned to that term in the Custodial Agreement.

“Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to Receivables and the related Obligors which the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Transfer and Contribution Agreement or in which the Borrower has otherwise obtained an interest.

“Recoveries” means, for any Remittance Period during which, or any Remittance Period after the date on which, any Receivable becomes a Defaulted Receivable and with respect to such Defaulted Receivable, all payments that the Borrower received from or on behalf of the related Obligor during such Remittance Period in respect of such Defaulted Receivable, including but not limited to Scheduled Payments and Overdue Payments.

“Related Security” means with respect to any Receivable:

(i) any and all security interests or liens and property subject thereto from time to time securing or purporting to secure payment of such Receivable;

(ii) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable;

(iii) the Other Conveyed Property related to such Receivable;

(iv) all rights of the Borrower with respect to such Receivable under the related Servicing Agreement, the related Collection Servicing Agreement and the related Origination Agreement; and

(v) all proceeds of any of the foregoing.

“Release Price” means, with respect to a Pledged Receivable to be released hereunder, an amount equal to the Outstanding Balance of such Pledged Receivable at the time of such release.

“Remittance Date” means the fifteenth day of each month or, if such date is not a Business Day, the next succeeding Business Day; provided, that the final Remittance Date shall occur on the Collection Date.

“Remittance Period” means (i) as to the initial Remittance Date, the period beginning on, and including, the Closing Date (or if later, the initial Borrowing Date hereunder) and ending on, and including, the last day of the calendar month in which such date shall occur (or such other dates as the Agent and the Borrower may agree) and (ii) as to any subsequent Remittance Date, the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month; provided, that the final Remittance Period shall begin on, and include, the first day of the then current calendar month and shall end on the Collection Date.

“Repayment” means the status of a Contract during the period of time when an Obligor is required under the applicable Contract to make installment payments in respect of the Outstanding Balance of his or her related Receivable.

“Replacement” has the meaning assigned such term in Section 6.15(a) hereof.

“Replacement Trigger Date” has the meaning assigned such term in Section 6.15(a) hereof.

“Reserve Account” means the special trust account (account number 775793) in the name of the Borrower established by the Borrower at the Account Bank and subject to the Account Control Agreement, or any successor thereto with a subsequent Account Bank, if ever any, established under terms and conditions, including a substantially similar account control arrangement, acceptable to the Agent, it being understood that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any taxes payable with respect to the Reserve Account.

“Reserve Account Minimum Balance” means at any time, an amount equal to the greater of (A) $150,000 and (B) an amount equal to 1.00% of the aggregate outstanding principal balances of all Loans at such time.

“Reserve Account Withdrawal Amount” has the meaning assigned to such term in Section 2.06(c).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

“Scheduled Due Date” means, with respect to any Receivable and installment amount payable in respect thereof, the date by which the related Obligor is obligated under the applicable Contract to have paid such amount.

“Scheduled Payments” means, with respect to any Receivable, the periodic installment payments payable thereon under the terms of the related Contract.

“Servicer” means initially, UAS, and thereafter, such other student loan servicer as may be approved by the Agent from time to time for engagement by the Borrower as the primary provider of student loan servicing and administration functions to the Borrower in connection with the Borrower’s Servicing Undertaking.

“Servicer Default” means with respect to UAS, the occurrence of any of the events specified in Sections 6(m)(i), (ii), (iii) or (iv) of either Initial Servicing Agreement (and it being understood that, the occurrence of any such event in respect of one Initial Servicing Agreement shall constitute a Servicer Default in respect of both Initial Servicing Agreements), and with respect to any other Servicer has the meaning specified in the applicable Servicing Agreement.

“Servicer Fees” means in respect of any Remittance Period, the fees and out of pocket expenses, or the allocable monthly portion thereof relating to such Remittance Period if such fees and expenses are payable less frequently than monthly, payable to the Servicer in respect of its provision of services to the Borrower under the Servicing Agreement (provided, that if the applicable Servicing Agreement so provides, such Servicer Fees may be netted from Collections remittable by the Servicer to the Borrower in accordance with the terms thereunder).

“Servicing Agreement” means (a) either (i) the Initial Servicing Agreement (PrePrime) or (ii) the Initial Servicing Agreement (Prime), as applicable, and (b) in the event that UAS shall no longer be the Servicer within the meaning of this Agreement, then such replacement primary servicing agreement or agreements as may be entered into in connection with the Borrower’s Servicing Undertaking in respect of the PrePrime Receivables and the Prime Receivables among the Borrower, the replacement servicer and the Agent, in form and substance acceptable to such parties.

“Servicing Charges” means the sum of (a) all late payment charges paid by Obligors under Contracts after payment in full of any Scheduled Payments due in a prior Remittance Period and Scheduled Payments for the related Remittance Period and (b) any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees and bounced check charges.

“Servicing Guidelines” has the meaning assigned to such term in the definition of Collection Policy herein, provided, that in the event that a successor Servicer (whether or not the Backup Servicer) is appointed pursuant to Section 6.15, “Servicing Guidelines” following such appointment shall mean the servicing standards, undertakings and guidelines, as applicable (including in respect of Collection Services, if covered), set forth in the related Backup Servicing Agreement (in the case of the Backup Servicer as successor Servicer) or other successor Servicing Agreement entered into with the applicable successor Servicer, if not the Backup Servicer.

“Servicing Undertaking” means the agreements and undertakings of the Borrower set forth in Section 6.01 and 6.02 to procure servicing, administration and collection services for the Pledged Receivables and related Contracts and enforce the related agreements under which such services are procured.

“Specified Document File” has the meaning given such term in the Custodial Agreement.

“Standby Backup Servicer’s Fee” means, for any Remittance Period or portion thereof prior to the appointment of the Backup Servicer as successor Servicer hereunder, the amount of fees and expenses stated to be payable to the Backup Servicer for such period on Exhibit F hereto (which shall include the “de-conversion fee”, if ever applicable, referred to in such Exhibit F).

“State” means one of the fifty states of the United States or the District of Columbia.

“Strike Price” shall mean, with respect to any Qualifying Interest Rate Cap, the fixed rate of interest with respect to which the Borrower would receive the excess, if any, of floating One-Month LIBOR (or such other Eurodollar Index acceptable to the Agent) over such fixed rate of interest as provided for under such Qualifying Interest Rate Cap.

“Subsequent Borrowing” means a Borrowing that occurs on a Subsequent Borrowing Date.

“Subsequent Borrowing Date” means each Business Day occurring after the initial Borrowing Date on which the Borrower determines to request an additional Borrowing from the Lender.

“Swap Breakage” means amounts payable by the Borrower upon the early termination of a Qualifying Interest Rate Swap, that do not constitute a net payment of amounts that would otherwise be payable under such Qualifying Interest Rate Swap in the absence of such early termination.

“Swapped Rate” means, with respect to any Qualifying Interest Rate Swap, the annual rate of interest (expressed as a percentage) which the Borrower, as the fixed-rate payor, is required to pay under such Qualifying Interest Rate Swap in order to receive a floating rate of interest equal to One-Month LIBOR (or such other Eurodollar Index acceptable to the Agent) as provided for under such Qualifying Interest Rate Swap.

“Take-Out Securitization” means a financing transaction undertaken by the Borrower or an Affiliate of the Borrower, involving the direct or indirect sale or other conveyance of Receivables and the Other Conveyed Property related thereto to a Person that shall privately or publicly sell securities, notes or certificates backed by such Receivables and the Other Conveyed Property related thereto.

“Tangible Net Worth” means, with respect to any Person, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as (i) the consolidated net worth of such Person and its consolidated subsidiaries, plus (ii) to the extent not otherwise included in such consolidated net worth, unsecured non-amortizing subordinated Debt of such Person and its consolidated subsidiaries which matures after the Facility Maturity Date, the terms and conditions of which are reasonably satisfactory to the Agent, minus (iii) the consolidated intangibles of such Person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP.

“Termination Fee” has the meaning set forth in the Fee Letter.

“Transaction Documents” means this Agreement, the Transfer and Contribution Agreements, the Initial Servicing Agreements, the Initial Collection Servicing Agreement, the Account Control Agreement, the Fee Letter, the Custodial Agreement, each Qualifying Interest Rate Hedge, and each document and instrument related to any of the foregoing.

“Transfer and Contribution Agreement” means the Transfer and Contribution Agreement (PrePrime), the Transfer and Contribution Agreement (Prime), or both as the context may require.

“Transfer and Contribution Agreement (PrePrime)” means that certain Transfer and Contribution Agreement, dated as of the Closing Date, between EEF, as seller, and the Borrower, as purchaser, as amended by the Amendment No. 1 to Transfer and Contribution Agreement (PrePrime), together with all instruments, documents and agreements executed in connection therewith, and as such Transfer and Contribution Agreement (PrePrime) may from time to time be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Transfer and Contribution Agreement (Prime)” means that certain Transfer and Contribution Agreement, dated as of the Amendment Closing Date, between EEF, as seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, and as such Transfer and Contribution Agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Transition Costs” means the fees and expenses (including without limitation the item identified as the “One Time Successor Servicer Engagement Fee” set forth on Exhibit F hereto) payable to the Backup Servicer as described on Exhibit F hereto in connection with the transfer of servicing functions to the Backup Servicer pursuant to Section 6.15, including any Standby Backup Servicer’s Fees that are accrued but unpaid as of the time such transfer is effected, but not including Active Backup Servicer’s Fees.

“Type”, when used in reference to a Receivable or Contract, means the status of such Receivable as constituting a PrePrime Receivable or a Prime Receivable, as the case may be, or the status of such Contract as constituting a PrePrime Contract or a Prime Contract, as the case may be.

“UAS” means University Accounting Services, LLC.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underwriting Guidelines” is defined in the definition of Credit Policy herein.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Weighted Average Annualized Default Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to:

WAPpADR + WAPADR

where:	WAPpADR	=	the percentage represented by the product of PpP and ADRPp;

	PpP	=	the PrePrime Percentage;

	ADRPp	=	the percentage represented by the quotient of (a) the product of (i) DPpER and (ii) 4, divided by (b) ARPpRS;

	DPpER	=
the aggregate Outstanding Balances of all PrePrime Receivables which were Eligible Receivables at the time of their Pledge hereunder and which became Defaulted Receivables during any of the immediately preceding three Remittance Periods (for this purpose including repurchased Receivables which would have become Defaulted Receivables during the relevant period, if such Receivables had not been repurchased hereunder); and

	ARPpRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting PrePrime Receivables that were in Repayment status as of the first day of each of the immediately preceding three Remittance Periods;

and where:	WAPADR	=	the percentage represented by the product of PP and ADRP;

	PP	=	the Prime Percentage;

	ADRP	=	the percentage represented by the quotient of (a) the product of (i) DPER and (ii) 4, divided by (b) ARPRS;

	DPER	=
the aggregate Outstanding Balances of all PrePrime Receivables which were Eligible Receivables at the time of their Pledge hereunder and which became Defaulted Receivables during any of the immediately preceding three Remittance Periods (for this purpose including repurchased Receivables which would have become Defaulted Receivables during the relevant period, if such Receivables had not been repurchased hereunder); and

	ARPRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting Prime Receivables that were in Repayment status as of the first day of each of the immediately preceding three Remittance Periods.

“Weighted Average Annualized Default Rate Threshold Amount” means an amount equal to the sum of (a) the product of (i) the PrePrime Percentage and (ii) 6.0%, plus (b) the product of (i) the Prime Percentage and (ii) 2.0%.

“Weighted Average First Delinquency Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to:

WAPpFDR + WAPFDR

where:	WAPpFDR	=	the percentage represented by the product of PpP and AFDRPp;

	PpP	=	The PrePrime Percentage;

	AFDRPp	=	the percentage represented by the quotient of (a) DPpER, divided by (b) ARPpRS;

	DPpER	=
the average of the aggregate Outstanding Balances of all Pledged PrePrime Receivables that are in Repayment status and that constitute Delinquent Receivables as of the last day of the immediately preceding three Remittance Periods (for this purpose including repurchased or substituted Receivables which would have become Delinquent Receivables during the relevant period, if such Receivables had not been repurchased or substituted hereunder, but not including Receivables in Deferment or Forbearance status); and

	ARPpRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting Pledged PrePrime Receivables and that were in Repayment status as of each such last day of the immediately preceding three Remittance Periods;

and where:	WAPFDR	=	the percentage represented by the product of PP and AFDRP;

	PP	=	The Prime Percentage;

	AFDRP	=	the percentage represented by the quotient of (a) DPER, divided by (b) ARPRS;

DPER	=
the average of the aggregate Outstanding Balances of all Pledged Prime Receivables that are in Repayment status and that constitute Delinquent Receivables as of the last day of the immediately preceding three Remittance Periods (for this purpose including repurchased or substituted Receivables which would have become Delinquent Receivables during the relevant period, if such Receivables had not been repurchased or substituted hereunder, but not including Receivables in Deferment or Forbearance status); and

ARPRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting Pledged Prime Receivables and that were in Repayment status as of each such last day of the immediately preceding three Remittance Periods.

“Weighted Average First Delinquency Rate Threshold Amount” means an amount equal to the sum of (a) the product of (i) the PrePrime Percentage and (ii) 18.0%, plus (b) the product of (i) the Prime Percentage and (ii) 9.0%.

“Weighted Average Second Delinquency Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to:

WAPpSDR + WAPSDR

where:	WAPpSDR	=	the percentage represented by the product of PpP and ASDRPp;

	PpP	=	The PrePrime Percentage;

	ASDRPp	=	the percentage represented by the quotient of (a) DPpER, divided by (b) ARPpRS;

	DPpER	=
the average of the aggregate Outstanding Balances of all Pledged PrePrime Receivables that are Further Delinquent Receivables as of the last day of the immediately preceding three Remittance Periods (for this purpose including repurchased or substituted Receivables which would have become Further Delinquent Receivables during the relevant period, if such Receivables had not been repurchased or substituted hereunder, but not including Receivables in Deferment or Forbearance status); and

	ARPpRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting Pledged PrePrime Receivables and that were in Repayment status as of each such last day of the immediately preceding three Remittance Periods;

and where:	WAPSDR	=	the percentage represented by the product of PP and ASDRP;

	PP	=	The Prime Percentage;

	ASDRP	=	the percentage represented by the quotient of (a) DPER, divided by (b) ARPRS;

	DPER	=
the average of the aggregate Outstanding Balances of all Pledged Prime Receivables that are Further Delinquent Receivables as of the last day of the immediately preceding three Remittance Periods (for this purpose including repurchased or substituted Receivables which would have become Further Delinquent Receivables during the relevant period, if such Receivables had not been repurchased or substituted hereunder, but not including Receivables in Deferment or Forbearance status); and

	ARPRS	=
the average of the Outstanding Balances of all Eligible Receivables constituting Pledged Prime Receivables and that were in Repayment status as of each such last day of the immediately preceding three Remittance Periods.

“Weighted Average Second Delinquency Rate Threshold Amount” means an amount equal to the sum of (a) the product of (i) the PrePrime Percentage and (ii) 12.0%, plus (b) the product of (i) the Prime Percentage and (ii) 6.0%.

“Yield” means, with respect to any Fixed Period and for the PrePrime Percentage and Prime Percentage of any Loan allocated to such Fixed Period, the sum of:

(a) the product of:

PpPYR x PpPL x ED
                             360

where:	PpPYR	=	the Yield Rate for such Fixed Period applicable to the PrePrime Percentage

	PpPL	=	the PrePrime Percentage of the principal amount of Loans Outstanding allocated to such Fixed Period; and

	ED	=	the actual number of days elapsed during such Fixed Period;

plus

(b) the product of:

PPYR x PPL x ED
                        360

where:	PPYR	=	the Yield Rate for such Fixed Period applicable to the Prime Percentage

	PPL	=	the Prime Percentage of the principal amount of Loans Outstanding allocated to such Fixed Period; and

	ED	=	the actual number of days elapsed during such Fixed Period;

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is required to be rescinded by the Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, with respect to any Fixed Period for any Loan allocated to such Fixed Period:

(i) to the extent the Lender will be funding the applicable Loan on the first day of such Fixed Period through the issuance of commercial paper, a rate equal to the CP Rate for such Fixed Period applicable in each case to the PrePrime Percentage and the Prime Percentage of such Loan; and

(ii) to the extent the Lender will not be funding the applicable Loan through the issuance of commercial paper and/or to the extent that such Fixed Period (or any portion thereof) shall occur after the Early Amortization Commencement Date, (x) a rate equal to the Non-CP Rate for such Fixed Period applicable in each case to the PrePrime Percentage and the Prime Percentage of such Loan, or (y) such other rate as the Agent and the Borrower shall agree to in writing.

“CCS” means Credit Control Services, Inc.

“CCS Agreement” means the CCS Collection Agreement between the Borrower and CCS, dated August 30, 2007, as supplemented by the Collection Servicer Consent Letter dated August 30, 2007 among the Borrower, CCS and the Agent, pursuant to which CCS provides Collection Services to the Borrower.

SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II.

THE RECEIVABLES FACILITY

SECTION 2.01 Borrowings. On the terms and conditions hereinafter set forth, the Lender shall make loans (“Loans”) to the Borrower secured by Pledged Assets from time to time during the period from the Closing Date until the earlier of the Early Amortization Commencement Date or the Facility Maturity Date. Under no circumstances shall the Lender make any Loan if (a) the principal amount of such Loan exceeds the Advance Amount with respect to such Loan, (b) the amount of the Borrowing requested to be made on the applicable Borrowing Date is less than $250,000, or (c) after giving effect to the requested Borrowing of such Loan, either (i) an Early Amortization Event or an event that but for notice or lapse of time or both would constitute an Early Amortization Event has occurred and is continuing or (ii) the aggregate Loans Outstanding hereunder would exceed the lesser of (A) the Borrowing Limit and (B) the Capital Limit. Under no circumstances shall the Lender make any Loan if, after giving effect to the Borrowing of such Loan, the aggregate face amount of all commercial paper issued by the Lender to fund Loans hereunder exceeds the Borrowing Limit.

SECTION 2.02 The Initial Borrowing and Subsequent Borrowings. (a)  Until the occurrence of the earlier of the Early Amortization Commencement Date and the Facility Maturity Date, the Lender will make Loans on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) (i)  The initial Borrowing and each Subsequent Borrowing shall be made on at least two Business Days’ irrevocable written notice from the Borrower to the Agent (any such written notice, a “Notice of Borrowing”), provided that such Notice of Borrowing is received by the Agent no later than 1:00 P.M. (New York City time) on the Business Day of receipt. Any Notice of Borrowing received after 1:00 p.m. (New York City time) shall be deemed received prior to 1:00 P.M. (New York City time) on the following Business Day. Each such Notice of Borrowing shall specify (A) the aggregate amount of such Borrowing, (B) the date of such Borrowing, (C) the requested Fixed Period(s) for such Borrowing and the allocations of Loans to each such requested Fixed Period and (D) the Eligible Receivables to be Pledged in connection with such Borrowing (and upon such Borrowing, such Receivables shall be Pledged Receivables hereunder), or if such Borrowing is to constitute a Marginal Allowable Advance, a specification to that effect and the amount thereof and applicable Advance Amount available therefor. The Agent shall notify the Borrower whether the duration of the Fixed Period(s) described in such Notice of Borrowing is acceptable or, if not acceptable, the Agent shall advise the Borrower of such Fixed Period(s) as may be acceptable. On the date of each Borrowing, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower on the applicable Borrowing Date, no later than 4:00 P.M. (New York City time), in same day funds, the amount of such Borrowing (net of amounts payable to or for the benefit of the Lender), by payment into the account which the Borrower has designated in writing.

(ii) Each Notice of Borrowing delivered to the Agent pursuant to this Section 2.02(b) shall be accompanied by a copy of the Notice of Pledge (and the Receivables Schedule attached thereto), which was sent to the Custodian and the related Collateral Receipt which was delivered by the Custodian, in each case, pursuant to the terms of the Custodial Agreement in connection with the Pledge of Eligible Receivables to be made in connection therewith.

(c) The Loans shall bear interest at the Yield Rate.

(d) Subject to Section 2.20 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Loans, on and after the Closing Date and prior to the earlier to occur of the Facility Maturity Date and the Early Amortization Commencement Date.

(e) Determinations by the Lender of the existence of any CP Disruption Event, or of the effect of any CP Disruption Event on its making or maintaining Loans at the CP Eurodollar Rate, shall be conclusive absent manifest error.

(f) Determinations by the Lender of the existence of any Eurodollar Disruption Event, or of the effect of any Eurodollar Disruption Event on its making or maintaining Loans at the Adjusted Eurodollar Rate, shall be conclusive absent manifest error.

SECTION 2.03 Facility Maturity Date. Any Loans outstanding on the Facility Maturity Date shall mature on such date. On the Facility Maturity Date, the outstanding principal of all outstanding Loans, if any, and all Yield and all Fees accrued thereon and all other Obligations shall be immediately due and payable (and the Borrower shall pay all such amounts immediately).

SECTION 2.04 Selection of Fixed Periods. (a)  At all times until the earlier to occur of the Early Amortization Commencement Date and the Facility Maturity Date, the Borrower shall, subject to the Agent’s and the Lender’s approval and the limitations described below, request Fixed Periods and allocations of a portion of the outstanding Loans to each selected Fixed Period, so that all such outstanding Loans are at all times allocated to one or more Fixed Periods. Subject to Section 2.04(c), the Yield Rate to apply to all Loans outstanding shall be the CP Rate. The requested initial Fixed Period applicable to any new Loan arising as a result of a Borrowing shall be requested in the Notice of Borrowing, which shall be delivered in connection with the applicable Subsequent Borrowing. Subject to the next sentence of this Section 2.04, each CP Rollover Fixed Period shall commence on the last day of the immediately preceding Fixed Period, and the duration of such CP Rollover Fixed Period shall be such as the Borrower shall request in a Commercial Paper Remittance Report and the Agent shall approve; provided, that such Commercial Paper Remittance Report was received by the Agent no later than 12:30 P.M. (New York City time) on a day at least one Business Day prior to such last day, except that if the Agent shall not have received such report before 12:30 P.M. on such day or the Agent and the Borrower shall not have so mutually agreed before 2:00 P.M. (New York City time) on such day, such CP Rollover Fixed Period shall be one day, and the applicable Yield Rate shall be the CP Rate plus 1.00%; provided that, notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Lender shall cease to issue commercial paper notes to fund and maintain Loans hereunder, and the applicable Yield Rate for all Fixed Periods in effect at the time of such occurrence shall convert to, and for all Fixed Periods that come into effect during the continuance of any Event of Default shall be, the Default Funding Rate. Any Fixed Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day. Any Fixed Period that commences before the Early Amortization Commencement Date and would otherwise end on a date occurring after the Early Amortization Commencement Date shall end on the Early Amortization Commencement Date. On and after the Early Amortization Commencement Date, the Agent shall have the right to allocate outstanding Loans, if any, to Fixed Periods of such duration as shall be selected by the Agent. The Lender shall, on the first day of each Fixed Period with respect to Loans which accrue Yield at the CP Rate, notify the Agent and the Borrower of the Yield Rate for such Loans.

(b) References herein to Loans that accrue Yield at the Non-CP Rate being allocated to a Fixed Period shall mean all such Loans that are outstanding during such Fixed Period or a portion thereof.

(c) So long as no Event of Default or Early Amortization Event shall have occurred and be continuing, each of the Lender and the Agent shall make reasonable efforts to allow Loans to accrue Yield at the CP Rate; provided that neither the Lender nor the Agent shall have any obligation to allow Loans to accrue Yield at the CP Rate upon the occurrence of a CP Disruption Event or upon a determination by the Lender, or the Agent on its behalf, that allowing Loans to accrue Yield at the CP Rate would materially impair its ability to issue commercial paper notes generally or would otherwise be disadvantageous to its business generally.

SECTION 2.05 Remittance Procedures. Based on written information supplied by the Borrower, the Agent shall instruct the Account Bank in writing to apply funds on deposit in the Collection Account as described in this Section 2.05 (provided, that if the Borrower fails to timely provide such written information or otherwise consult with the Agent as to such instruction, the Agent shall be entitled to make such instruction based upon such information that it shall then have).

(a) Yield and Liquidation Fees. On each Business Day (including any Remittance Date), the Agent shall instruct the Account Bank in writing to set aside in the Collection Account for transfer at the further direction of the Agent (whether on such day or on a subsequent day) collected funds in an amount equal to Yield through such day on the Loans not so previously set aside and the amount of any unpaid Liquidation Fees owed to the Lender on such day. On the last day of each Fixed Period, the Agent shall notify the Borrower of, and the Agent shall direct the Account Bank in writing to pay, such collected funds set aside in respect of Yield pursuant to this Section 2.05(a) to the Lender (or the designee of the Lender) in respect of payment of accrued Yield for such Fixed Period; provided, however, that (i) in the case of any Loan accruing Yield at the CP Rate, the portion of such Yield attributable to the CP Margin, and (ii) in the case of any Loan accruing Yield at the Non-CP Rate, all such Yield, shall remain set aside in the Collection Account until the next Remittance Date and, at which time, shall be disbursed pursuant to Section 2.05(c). On any Business Day on which an amount is set aside in respect of Liquidation Fees pursuant to this Section 2.05(a), the Agent shall direct the Account Bank in writing to pay such funds to the Lender in payment of such Liquidation Fees.

(b) Fixed Period Loan Principal Repayment. The Agent shall, on the last day of each Fixed Period that is not a Remittance Date, direct the Account Bank in writing to transfer collected funds held by the Account Bank in the Collection Account on such date, to pay the Agent for the account of the Lender in payment (or partial payment) of the outstanding principal amount of all Loans allocated to such Fixed Period, in an amount equal to the lesser of (i) the amount of such collected funds held in the Collection Account or (ii) the aggregate outstanding principal amount of Loans allocated to such Fixed Period or, if no Early Amortization Event shall have occurred and be continuing, if lower, an amount equal to the excess, if any, of the aggregate outstanding principal amount of Loans immediately prior to such distribution over the lesser of (A) the Capital Limit and (B) the Borrowing Limit (after giving effect to any Borrowing made on such date and any distributions of amounts on deposit in the Collection Account made on such date).

(c) Remittance Date Transfers From Collection Account. The Agent shall, on each Remittance Date, direct the Account Bank to transfer collected funds held by the Account Bank in the Collection Account in the following amounts and priority:

(i) to the Agent for the account of the Qualifying Swap Counterparty under each Qualifying Interest Rate Swap in an amount equal to (and for the payment of) all amounts which are due and payable by the Borrower to such Qualifying Swap Counterparty on such Remittance Date, pursuant to the terms of the applicable Qualifying Interest Rate Swap (net of all amounts which are due and payable by such Qualifying Swap Counterparty to the Borrower on such Remittance Date pursuant to the terms of such Qualifying Interest Rate Swap), to the extent such amounts do not constitute Swap Breakage;

(ii) pro rata, (A) to the Account Bank in an amount equal to any Account Bank Fees due and payable on such Remittance Date, and (B) (x) at any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Backup Servicer in an amount equal to the Active Backup Servicer’s Fees which are accrued and unpaid as of the last day of the preceding month plus any Transition Costs not previously paid or reimbursed to the Backup Servicer and (y) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Backup Servicer in an amount equal to the Standby Backup Servicer’s Fees which are accrued and unpaid as of the last day of the preceding month, and (C) to the Custodian in an amount equal to the Custodian’s Fees which are accrued and unpaid as of the last day of the preceding month;

(iii) pro rata, (A) to the Servicer, an amount equal to the Servicer Fees in each case which are accrued and unpaid as of the last day of the preceding month, and (B) to any Collection Servicer in an amount equal to any Collection Servicer Fees which are accrued and unpaid as of the last day of the preceding month;

(iv) pro rata, (A) to the Agent for the account of the Lender in an amount equal to (and for the pro rata payment of) (1) any Yield on any Loan accruing Yield at the CP Rate, which is attributable to the CP Margin and which is accrued and unpaid as of the last day of the preceding month and (2) any Yield on any Loan accruing Yield at the Non-CP Rate which is accrued and unpaid as of the last day of the preceding month, but in each case without duplication of any Yield previously paid in respect of such a Loan from amounts set aside for the payment of Yield on such a Loan pursuant to Section 2.05(a), and (B) to the Agent for payment to the recipients entitled thereto, an amount equal to the Fees which are accrued and unpaid as of the last day of the preceding month;

(v) to the Agent for the account of the Qualifying Swap Counterparty under each Qualifying Interest Rate Swap in an amount equal to (and for the payment of) all Swap Breakage due and payable by the Borrower to such Qualifying Swap Counterparty on such Remittance Date, pursuant to the terms of the applicable Qualifying Interest Rate Swap (net of all amounts which are due and payable by such Qualifying Swap Counterparty to the Borrower on such Remittance Date pursuant to the terms of such Qualifying Interest Rate Swap);

(vi) to the Agent (for the account of the Lender in the case of clause (A), for the account of each applicable Affected Party in the case of clause (B), and for its own account in the case of clause (C)) in an amount equal to the aggregate amount of all other Obligations then due from the Borrower to (A) the Lender (other than those specified in clauses (vii) and (ix) below), (B) any Affected Party hereunder and (C) the Agent;

(vii) to the Agent for the account of the Lender in an amount equal to the Borrowing Base Deficiency (if any) as of such Remittance Date;

(viii) on or after the occurrence of the Early Amortization Commencement Date, to the Agent for the account of the Lender for the repayment of Loans outstanding in an amount equal to the lesser of (A) all remaining funds in the Collection Account and (B) an amount necessary to repay the outstanding principal amount of all Loans in full;

(ix) to the Reserve Account, in an amount up to the amount necessary to cause the Reserve Account to contain the Reserve Account Minimum Balance;

(x) to the Backup Servicer, in the amount of any indemnification obligations owing by the Borrower to the Backup Servicer hereunder and not otherwise previously paid;

(xi) prior to the Facility Maturity Date, to the extent that the Advance Percentage is less than the Minimum Advance Percentage, and provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, to the Borrower any remaining amounts until the Advance Percentage is equal to the Minimum Advance Percentage; and

(xii) any remaining funds, to the Borrower for the funding of the Borrower’s acquisition of additional Eligible Receivables under the Transfer and Contribution Agreement.

Upon its receipt of funds pursuant to clauses (ii), (vi), (vii) and (ix), the Agent shall apply such funds as directed by the Lender or as otherwise provided in this Agreement.

(d) Reserved.

(e) Borrower Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.05 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the outstanding amount of Loans shall exceed the lesser of (i) the Borrowing Limit and (ii) the Capital Limit, then the Borrower shall remit to the Agent, prior to any Borrowing and in any event no later than the close of business of the Agent on such day (or if such day is not a Business Day, no later than the close of business of the Agent on the next succeeding Business Day), a payment (to be applied by the Agent to repay Loans selected by the Agent, in its sole discretion), in such amount as may be necessary to reduce Loans Outstanding to an amount less than or equal to the lesser of (A) the Borrowing Limit and (B) the Capital Limit.

(f) Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Borrower or the Agent pursuant to this Section 2.05 shall be in writing (including instructions and directions transmitted to the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of this Section 2.05 (and, if given by the Agent, the control provisions of the Account Control Agreement). A copy of all instructions and directions given to the Account Bank by the Borrower, pursuant to this Section 2.05, shall be immediately transmitted to the Agent by telecopy. A copy of all instructions and directions given to the Account Bank by the Agent, pursuant to this Section 2.05, shall be immediately transmitted to the Borrower by telecopy.

SECTION 2.06 Establishment of Accounts; Reserve Account.

(a) On or prior to the initial Borrowing Date, the Borrower shall establish with the Account Bank each of the Collection Account and the Reserve Account.

(b) On or prior to the initial Borrowing Date, the Borrower shall deposit or cause to be deposited into the Reserve Account an amount equal to the Reserve Account Minimum Balance as of such date (and after giving effect to the Borrowings and related Pledging of Receivables to occur on such date). Thereafter, the Borrower shall deposit to the Reserve Account all amounts that are required to be deposited therein pursuant to clause (ix) of Section 2.05(c) hereof.

(c) On the Business Day following the day on which a Pledged Receivable has become a Defaulted Receivable, as set forth in a notice from the Borrower, or on the day of receipt of such notice if received after such Receivable has become a Defaulted Receivable, the Agent shall cause to be transferred from the Reserve Account to the Collection Account an amount equal to the Outstanding Balance of such Defaulted Receivable (such amount, the “Reserve Account Withdrawal Amount”) for application pursuant to the provisions of Section 2.05(c) hereof.

(d) On each Remittance Date, the Agent shall cause to be transferred from the Reserve Account to the Collection Account, for application as set forth in Section 2.05(c), amounts available therein to the extent necessary (in the event that amounts then otherwise on deposit in the Collection Account are insufficient for such purposes) to pay amounts distributable pursuant to clauses (i) though (viii) thereof.

(e) On the final Remittance Date hereunder which will constitute the Collection Date, amounts remaining on deposit in the Reserve Account shall be transferred to the Collection Account and distributed pursuant to the provisions of Section 2.05.

SECTION 2.07 [Intentionally omitted.]

SECTION 2.08 [Intentionally omitted.]

SECTION 2.09 [Intentionally omitted.]

SECTION 2.10 [Intentionally omitted.]

SECTION 2.11 Payments and Computations, Etc.(a)  All amounts to be paid or deposited by or on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 P.M. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Lender. The Borrower shall, to the extent permitted by law, pay to the Agent interest on all amounts owing to the Lender or the Agent and not paid or deposited when due hereunder at the Non-CP Rate, plus 2.00%, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and distributed by the Agent to, the Lender (or to the Agent for its own account, if applicable). Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or returned by the Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield, Liquidation Fees, the Custodian’s Fees, the Fees, the Active Backup Servicer’s Fee and the Standby Backup Servicer’s Fee shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield, interest or any fee payable hereunder, as the case may be.

(c) If any Borrowing requested by the Borrower and approved by the Lender and the Agent pursuant to Section 2.02 or any selection of any Fixed Period requested by the Borrower and approved by the Agent pursuant to Section 2.04 is not for any reason whatsoever, except as a result of the gross negligence or wilful misconduct of the Lender and/or the Agent, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct of the Lender or the Agent), including, without limitation, any loss (including cost of funds and out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund Loans or maintain Loans during such Fixed Period.

SECTION 2.12 Fees. (a)  The Borrower shall pay the Lender (either directly or through the Agent) certain fees (the “Fees”) in the amounts and on the dates set forth in a fee letter (the “Fee Letter”), dated the Closing Date, as the same may be amended, supplemented or amended and restated as of the Amendment Closing Date, among the Borrower, the Agent, and the Lender.

(b) All of the Fees payable pursuant to this Section 2.12 shall be payable solely from amounts available for application pursuant to, and subject to the priority of, payment set forth in, Section 2.05.

SECTION 2.13 Increased Costs; Capital Adequacy. (a)  If, due to either (i) the introduction of or any change (in each case occurring after the initial Borrowing Date, and including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (including, without limitation, any law or regulation resulting in any interest payments paid to a Lender under this Agreement being subject to United States withholding tax) or any guideline of any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any of the following:

(A) the Lender, (B) DZ BANK, or (C) any Affiliate of either that, by virtue of its relationship with the Lender or DZ BANK for any regulatory or financial accounting or reporting purposes, assessment or allocation of capital costs, reserve costs, tax costs or otherwise, would be subjected to an increased cost payable under this Section 2.13 as a result of the existence of this Agreement or the Loans, or agreements, facilities or loans generally of this type (it being understood that any such costs may be assessed only on behalf of the applicable Affected Party actually bearing such cost, without duplication)

(any, an “Affected Party”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, upon written demand by such Affected Party (with a copy to the Agent), immediately pay to such Affected Party (as a third party beneficiary, in the case of an Affected Party that is not also the Lender hereunder), additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), such Affected Party shall be paid (from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.05) such additional amounts as will compensate such Affected Party for such reduction.

(c) In determining any amount provided for in this Section 2.13, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.13 shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.

(d) Each Affected Party, as applicable, shall promptly (and in any event by the later of (i) thirty (30) Business Days before the commencement of accrual of any amounts to be paid by the Borrower under this Section 2.13, and (ii) the date on which an officer responsible for the transaction hereunder of the Agent or the requesting Affected Party has actual knowledge of an increased cost resulting from such regulatory change or imposition), notify the Borrower and Agent of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 2.13, provided, that no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation except to the extent such delay in giving notice has resulted in an increase in the amount of compensation that would otherwise have been payable had timely noticed been delivered, and no such failure shall constitute the basis for any other adverse claim against the applicable Affected Party.

(e) If, as a result of any event or circumstance similar to those described in Section 2.13(a) or 2.13(b), any Affected Party (that is an Issuer) is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement, then, upon demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it.

SECTION 2.14 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Agent, for the benefit of the Lender, all of the Borrower’s right and title to and interest in each Transfer and Contribution Agreement, each Qualifying Interest Rate Hedge, the Contract related to each Pledged Receivable, all other agreements, documents and instruments evidencing, securing or guarantying any Pledged Receivable, its rights under any Servicing Agreement or Collection Servicing Agreement, and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”). The Borrower confirms and agrees that the Agent (or any designee thereof) shall have the right to enforce and, upon the occurrence of an Event of Default, the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Agent, the Lender or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. In addition, the Borrower confirms and agrees that the Borrower will send to the Agent a notice of (i) any material breach of any representation, warranty, agreement or covenant under any such Assigned Document or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a material breach, in each case of which the Borrower has actual knowledge. The parties hereto agree that such assignment to the Agent shall terminate upon the Collection Date.

SECTION 2.15 Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Borrower hereby (i) collaterally assigns and pledges to the Agent, on behalf of the Lender (and its successors and assigns) and (ii) grants a security interest to the Agent, on behalf of the Lender (and its successors and assigns), in all of the following property and interests in property whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Pledged Assets”) and all of the Borrower’s right, title and interest in, to and under the Pledged Assets:

(a) all Receivables conveyed to the Borrower under the applicable Transfer and Contribution Agreement from time to time (the “Pledged Receivables”), all Other Conveyed Property related to the Pledged Receivables conveyed to the Borrower under such Transfer and Contribution Agreement, all Related Security related to the Pledged Receivables, all Collections and other monies due and to become due under the Contracts related to the Pledged Receivables received on or after the date such Pledged Receivables were conveyed to the Borrower under such Transfer and Contribution Agreement;

(b) the Assigned Documents, including, in each case, without limitation, all monies due and to become due or payable or to become payable to the Borrower under or in connection therewith;

(c) the Accounts, the Lockbox, the Lockbox Account and all other bank and similar accounts relating to Collections with respect to Pledged Receivables (whether now existing or hereafter established) and all funds held therein, and all investments in and all income from the investment of funds in the Accounts, the Lockbox Account and such other accounts;

(d) the Records relating to any Pledged Receivables;

(e) each Qualifying Interest Rate Hedge; and

(f) all proceeds of the foregoing property described in clauses (a) through (e) above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Pledged Receivables.

SECTION 2.16 Evidence of Debt. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such account(s) of the Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.17 Survival of Representations and Warranties; Repayment Obligations

. It is understood and agreed that the representations and warranties set forth in Section 4.01 and Section 4.02 are made and accurate on the Closing Date, at the time of the initial Borrowing, and on each Subsequent Borrowing Date and Remittance Date thereafter. If, as a result of the breach of any of the representations and warranties in Section 4.01 or Section 4.02 or for any other reason there exists or would exist a Borrowing Base Deficiency, the Borrower shall promptly (and, in any case, within one Business Day) repay to the Agent, for the account of the Lender, the portion of the Loans as is necessary to cure such Borrowing Base Deficiency. The Borrower shall promptly reimburse the Agent and the Lender for any reasonable out-of-pocket expenses incurred by the Agent and the Lender, respectively, in respect of any such repayment, including, without limitation, Liquidation Fees.

SECTION 2.18 Release of Pledged Receivables. (a)  Subject to Section 2.20 hereof, upon the repayment of any Loan, the Borrower may, with the consent of the Agent, obtain the release of any Pledged Receivable and the related Other Conveyed Property or other Related Security securing such Loan by depositing into the Collection Account the Release Price therefor on the date of such repayment; provided, that the foregoing release shall only be available if, after giving effect thereto and the application of the proceeds thereof in accordance with the terms hereof, there shall not be a Borrowing Base Deficiency or Early Amortization Event.

(b) The Borrower shall notify the Agent of any Release Price to be paid pursuant to this Section 2.18 on the Business Day on which such Release Price shall be paid specifying the Pledged Receivables to be released and the Release Price.

(c) The Agent and Lender further agree, upon request of the Borrower, to release from the security interest of this Agreement (and following such release, the Borrower may reconvey the affected Receivable to EEF, without recourse, representation or warranty) any Pledged Receivable and the related Other Conveyed Property or other Related Security, if the outstanding balance of such Pledged Receivable is not then being included in the calculation of the Capital Limit (i) due to its not constituting an Eligible Receivable (and the reason therefor is not a Transferor Purchase Event which remains uncured) , or (ii) due to its exclusion as part of the Overconcentration Amount. Notwithstanding the foregoing, the foregoing release shall only be available if, after giving effect thereto, there shall not exist a Borrowing Base Deficiency or Early Amortization Event.

(d) After the Collection Date has occurred, the Lender and the Agent, in accordance with their respective interests, shall re-assign and transfer to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Pledged Assets, free and clear of any Adverse Claim resulting solely from an act by the Lender or the Agent but without any other representation or warranty, express or implied, by or recourse against the Lender or the Agent.

SECTION 2.19 Treatment of Amounts Paid by the Borrower. Amounts paid by the Borrower pursuant to Section 2.18 on account of Pledged Receivables shall be treated as payments on Pledged Receivables hereunder.

SECTION 2.20 Prepayment; Termination. Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, no Loan may be repaid prior to the Early Amortization Commencement Date without the Agent’s prior written consent, which consent may be withheld in the Agent’s sole discretion; provided, however, that upon ten (10) Business Days’ prior written notice to the Agent, (i) the Borrower may prepay, in part or in whole, the principal balance of the Loans advanced hereunder in connection with (A) a Take-Out Securitization, so long as the Borrower has complied with the penultimate sentence of this paragraph in connection therewith, or (B) a sale of the Receivables and related Contracts, without recourse, to an unaffiliated third party for a purchase price payable concurrently with such sale and in cash (and in either case the proceeds of which Take-Out Securitization or sale shall be deposited into the Collection Account) and (ii) the Borrower may prepay in whole, and thereupon terminate the facility, without paying any Termination Fee but otherwise paying all Obligations outstanding hereunder in full (including amounts owed under Section 2.13), in the event that the Lender or any Affected Party related thereto shall have made demand for payment of any amount pursuant to any of the provisions of Section 2.13, which amount once paid by the Borrower would cause the Borrower’s effective borrowing margin (treating such amount for this purpose as if part of the applicable CP Margin or Adjusted Eurodollar Rate Margin, as the case may be, chargeable as part of Yield) would constitute an increase in such margin, measured over a one year period preceding the assessment of such amount against the Borrower, of 0.25% or more, and (iii) the Borrower may, so long as after giving effect thereto no Borrowing Base Deficiency will exist, permanently reduce the unutilized Borrowing Limit (in increments of not less than $1,000,000) upon payment of the applicable Termination Fee as set forth in the Fee Letter. The Borrower further agrees in connection with any Take-Out Securitization (but only to the extent that such Take-Out Securitization relates to Pledged Receivables that are PrePrime Receivables), that in connection therewith, it shall offer to DZ Bank, with acceptance of either or both of such roles to be at DZ Bank’s option, (A) a right of first refusal to match the terms and conditions of any agreement for the placement of the Pledged Receivables that are PrePrime Receivables in the private term market for asset-backed securities, and (2) in connection with the proposed Take-Out Securitization, the recognized role of “Co-Placement Agent” in the related placement of the Pledged Receivables that are PrePrime Receivables in the private term market for asset-backed securities.

ARTICLE III.

CONDITIONS OF LOANS

SECTION 3.01 Conditions Precedent to Initial Borrowing. The initial Borrowing hereunder is subject to the conditions precedent that:

(a) all acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and

(b) the Agent shall have received on or before the date of such Borrowing the items listed in the portion of Schedule I hereto applicable to the initial Borrowing, each in form and substance satisfactory to the Agent and the Lender.

SECTION 3.02 Conditions Precedent to All Borrowings. Each Borrowing (including the initial Borrowing, except as explicitly set forth below) by the Borrower from the Lender shall be subject to the further conditions precedent that:

(a) With respect to any such Borrowing (other than the initial Borrowing), on or prior to the date of such Borrowing, the Borrower shall have delivered to the Agent, in form and substance satisfactory to the Agent, the most recent Monthly Remittance Report required by the terms of Section 6.12(b) (it being understood that any Borrowing secured by Prime Receivables after the Amendment Closing Date, shall require that the Borrower, the Agent and the Backup Servicer shall have agreed on a revised form of Monthly Remittance Report, reasonably acceptable to the Agent and the Backup Servicer, that reflects any necessary revisions from the form attached to the Existing RLSA, associated with the inclusion of such Prime Receivables);

(b) With respect to such Borrowing, at least two Business Days prior to the date of such Borrowing, the Borrower shall have delivered to the Agent, in form and substance satisfactory to the Agent, (i) the related Borrowing Base Certificate (it being understood that any Borrowing secured by Prime Receivables after the Amendment Closing Date, shall require the delivery of a Borrowing Base Certificate in a revised form reasonably acceptable to the Agent that reflects any necessary revisions from the form attached to the Existing RLSA, associated with the inclusion of such Prime Receivables), and (ii) a certificate signed by the chief financial officer of the Borrower which shall demonstrate that, after giving effect to such Borrowing requested by the Borrower, the Facility Amount will not exceed the lesser of (A) the Borrowing Limit and (B) the Capital Limit or, in the alternative, the Notice of Borrowing delivered with respect to such Borrowing shall have been signed by the chief financial officer of the Borrower and shall demonstrate that, after giving effect to such Borrowing requested by the Borrower, the Facility Amount will not exceed the lesser of (A) the Borrowing Limit and (B) the Capital Limit;

(c) On the Borrowing Date of such Borrowing, the following statements shall be true, and the Borrower by accepting the amount of such Borrowing shall be deemed to have certified that:

(i) the representations and warranties contained in Section 4.01 are true and correct in all material respects, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Early Amortization Event hereunder or an event that but for notice or lapse of time or both would constitute an Early Amortization Event;

(iii) (a) the principal amount of the Loan being borrowed on such Borrowing Date does not exceed the Advance Amount with respect to such Loan, (b) the amount of the Borrowing being made on such Borrowing Date is not less than $250,000 and (c) on and as of such Borrowing Date, after giving effect to such Borrowing, the aggregate outstanding principal amount of the Loans do not exceed the lesser of (A) the Borrowing Limit and (B) the Capital Limit;

(iv) (A) the Borrower has delivered to the Agent a timely copy of the Notice of Borrowing and the Notice of Pledge (together with the attached Receivables Schedule), pursuant to Section 2.02, each appropriately completed and executed by the Borrower, (B) the Borrower has delivered or caused to have been delivered to the Custodian each item listed in the definition of Specified Document File, with respect to the Receivables being Pledged hereunder four (4) Business Days prior to such Borrowing Date, (C) the Contract related to each Receivable being Pledged hereunder on such Borrowing Date has been duly assigned by EEF to the Borrower and duly assigned by the Borrower to the Agent and (D) by 2:30 P.M. (New York City time) on the Business Day immediately preceding such Borrowing Date, a Collateral Receipt from the Custodian has been delivered to the Agent confirming that, inter alia, the Specified Document Files received on such Business Day conform with the Receivables Schedule delivered to the Custodian and the Agent pursuant to Section 2.02; and

(v) all terms and conditions of the applicable Transfer and Contribution Agreement required to be satisfied in connection with the assignment of each Receivable being Pledged hereunder on such Borrowing Date (and the Other Conveyed Property related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Agent, for the benefit of the Lender, a first priority perfected security interest in such Receivables and the Other Conveyed Property related thereto and the proceeds thereof shall have been made, taken or performed;

(d) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loans by the Lender in accordance with the provisions hereof;

(e) The Lender shall have received and found to be satisfactory with respect to Pledged Receivables being Pledged in connection with such Borrowing, which have been previously pledged to any lender by EEF, the Borrower or any Affiliate thereof under any other financing facility, evidence of the release of any liens granted in connection with such financing with respect to any such Pledged Receivables; and

(f) If required by the Agent and the Hedging Condition shall then exist, a Qualifying Interest Rate Hedge with respect to such Borrowing or as otherwise would be required under Section 6.22 in respect of, collectively, such Borrowing and all other Loans outstanding, shall have been duly executed by the Borrower and a Qualifying Hedge Counterparty, and any amounts required to have been paid thereunder as of the related Borrowing Date shall have been paid and any obligations required to have been performed thereunder as of such Borrowing Date shall have been performed.

SECTION 3.03 Advances Do Not Constitute a Waiver. No advance of a Loan hereunder shall constitute a waiver of any condition to the Lender’s obligation to make such an advance unless such waiver is in writing and executed by the Lender.

SECTION 3.04 Conditions Precedent to Effectiveness on Amendment Closing Date. This Agreement shall be effective as an amendment and restatement to the Existing RLSA as of the Amendment Closing Date, subject to the conditions precedent that:

(a) all acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and

(b) the Agent shall have received on or before the Amendment Closing Date the items listed in the portion of Schedule I hereto applicable to the Amendment Closing Date, each in form and substance satisfactory to the Agent and the Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date and the Amendment Closing Date, on each Borrowing Date, on each Remittance Date and on the first day of each CP Rollover Fixed Period, as follows:

(a) Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Monthly Remittance Report or Commercial Paper Remittance Report and that is an Eligible Receivable of a particular Type, was an Eligible Receivable of such Type as of the time of delivery of such certificate or report. Each Eligible Receivable is designated or otherwise identifiable as being of its particular applicable Type on such certificate or report, and such designation or identification is accurate. Each Receivable included as an Eligible Receivable in any calculation of the Capital Limit or the Eligible Receivables Balance and that is an Eligible Receivable of a particular Type, was an Eligible Receivable of such Type as of the time of such inclusion.

(b) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Pledged Receivables requires such qualification.

(c) The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Agent, for the benefit of the Lender, a first priority perfected security interest in the Pledged Assets on the terms and conditions of this Agreement. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Pledged Receivables, other than such as have been met or obtained.

(d) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation, operating agreement, certificate of incorporation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which or the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of Borrower or with respect to this Agreement, which, if adversely determined, could have a material effect on the business, assets or financial condition of the Borrower or which would draw into question the validity of this Agreement, any Transaction Document to which the Borrower is a party or any of the other applicable documents forming part of the Pledged Assets.

(f) In selecting the Receivables to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lender.

(g) The grant of the security interest in the Pledged Assets by the Borrower to the Agent, for the benefit of the Lender pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. Except as permitted hereby, no such Pledged Assets have been sold, transferred, assigned or pledged by the Borrower to any Person, other than the Pledge of such Assets to the Agent, for the benefit of the Lender, pursuant to the terms of this Agreement.

(h) The Borrower has no Debt or other indebtedness that, in the aggregate, exceeds $10,000, other than Debt incurred under the terms of this Agreement.

(i) The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement.

(j) No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(k) The Borrower has not elected to be taxed as a separate business entity for U.S. federal income tax purposes. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid if and when due.

(l) The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Pledged Receivables) is located at (i) as of the Closing Date, 1114 Avenue of the Americas, 30th Floor, New York, New York 10036, and (ii) as of the Amendment Closing Date, at 590 Madison Avenue, 13th Floor, New York, New York 10022 (or at such other location as the Borrower shall have notified to the Agent in writing prior to such change in location).

(m) The Borrower’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.20), the Borrower has not changed its name since its formation; the Borrower does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.20).

(n) The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(o) The Borrower has no subsidiaries.

(p) The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Pledged Receivables by EEF under the Transfer and Contribution Agreement.

(q) No Monthly Remittance Report, Borrowing Base Certificate or Commercial Paper Remittance Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Borrower to the Agent or the Lender in writing in connection with this Agreement is inaccurate in any material respect as of the date it is dated or (except as otherwise disclosed in writing to the Agent or the Lender, as the case may be, at such time) as of the date so furnished, and no such document contains any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(r) No proceeds of any Loans will be used by the Borrower to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended. Each purchase or contribution of Receivables and Other Conveyed Property under the Transfer and Contribution Agreement will constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended.

(s) There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Pledged Assets contemplated by Section 2.14.

(t) The Borrower is not, and will not as a result of the transactions contemplated hereunder become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u) No Event of Default or Unmatured Event of Default has occurred and is continuing.

(v) [Intentionally Omitted.]

(w) [Intentionally Omitted.]

(x) The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(y) The Borrower is not in violation of any law, rule or regulation relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(z) Neither the Borrower nor any broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans hereunder is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(aa) Neither the Borrower nor any broker or other agent of the Borrower acting in any capacity in connection with the Loans hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in the preceding subsection, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 4.02 Reserved.

SECTION 4.03 Resale of Receivables Upon Breach of Covenant or Representation and Warranty by Borrower. The Borrower shall inform the other parties to this Agreement promptly, in writing, upon the discovery of any breach of the representations, warranties and/or covenants contained in Section 4.01 or Section 4.02; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Borrower hereunder to sell any Pledged Receivable. Upon the discovery by or notice to the Borrower of such breach that also constitutes an EEF Purchase Event under and as defined in the Transfer and Contribution Agreement, the Borrower shall have an obligation to, and the Borrower shall, sell to EEF pursuant to the Transfer and Contribution Agreement (and the Agent may enforce such obligation of the Borrower to sell) any Pledged Receivable adversely affected by any such breach. In connection with the resale of such Pledged Receivable, the Borrower shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such resale. Provided that the EEF timely complies with its repurchase obligation under the Transfer and Contribution Agreement in respect of such EEF Purchase Event and the Borrower properly effects the related sale to EEF, this resale and repurchase shall constitute the sole remedy available to the Agent and Lender in connection with the related breach.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

SECTION 5.01 General Covenants. (a)  The Borrower will observe all entity procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under applicable law.

(b) The Borrower will at all times ensure that (i) its members act independently and in its interests and in the interests of its creditors, (ii) it shall at all times maintain at least one independent manager who (A) is not currently and has not been during the five years preceding the Closing Date an officer, director or employee of the Borrower or an Affiliate thereof (other than acting as independent manager or in a similar capacity) and (B) is not a member of the Borrower or an Affiliate thereof (other than a special member of the Borrower or a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by EEF or an Affiliate thereof), (iii) its assets are not commingled with those of EEF or any other Affiliate of the Borrower, (iv) its members duly authorize all of its limited liability company actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of EEF and any other Affiliate of the Borrower and (vi) it maintains minutes of the meetings and other proceedings of the members. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c) The Borrower will pay its operating expenses and liabilities from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents may be paid by EEF.

(d) The Borrower will not have any of its indebtedness guaranteed by EEF or any Affiliate of EEF. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of EEF, and the Borrower will not engage in business transactions with EEF, except on an arm’s-length basis. The Borrower will not hold EEF out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any of its financial statements consolidated with those of EEF to state that the Borrower is a separate corporate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.

(e) The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Baker & McKenzie, as special counsel to EEF and the Borrower, issued in connection with the Transfer and Contribution Agreement and relating to the issues of substantive consolidation and true conveyance of the Pledged Receivables.

(f) Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pledged Receivable, any Collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets.

(g) The Borrower will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) other than, with respect to asset dispositions in connection with a Take-Out Securitization or other sale permitted under Section 2.20, or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person.

(h) The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Transfer and Contribution Agreement in any manner other than a capital contribution and absolute assignment of Receivables and Other Conveyed Property by EEF to the Borrower constituting a “true conveyance” for bankruptcy purposes, it being understood that the Loans to the Borrower under this Agreement will be treated as debt on the consolidated financial statements of EEF.

(i) The Borrower will not amend, modify, waive or terminate any terms or conditions of the Transfer and Contribution Agreement without the written consent of the Agent, and shall perform its obligations thereunder.

(j) The Borrower will not amend, modify or otherwise make any change to its certificate of formation without the consent of the Agent.

(k) The Borrower will not make or allow to be made any amendment to the Credit and Collection Policy, other than an inconsequential amendment, without the prior written consent of the Agent.

(l) If the Borrower receives any Collections, the Borrower, as applicable, will remit such Collections to the Collection Account within one (1) Business Day of the Borrower’s receipt thereof.

(m) As of the date of any Receivable becoming Pledged hereunder, the Borrower shall have required the Obligor of such Receivable to remit all Collections owed by such Obligor to the Lockbox or by wire transfer to the Lockbox Account. The Borrower shall (i) cause all checks/items constituting Collections in the Lockbox, once becoming collected funds, to be credited to the Lockbox Account within one Business Day of such checks/items being collected, and (ii) cause the Lockbox Bank to remit all Collections on deposit in the Lockbox Account to the Collection Account no less frequently than every second Business Day.

(n) The Borrower shall deliver or cause to be delivered to the Custodian at least three (3) Business Days prior to each Borrowing Date each item listed in the definition of Specified Document File with respect to the Receivables being Pledged hereunder on such Borrowing Date.

(o) The Borrower shall deliver to the Agent on each Purchase Date a copy of the Assignment delivered to it on such Purchase Date.

(p) The Borrower shall promptly notify the Agent of the occurrence of any Servicer Default, Event of Default or Early Amortization Event.

(q) The Borrower shall, at its expense, cooperate and take all actions reasonably requested by the Agent in connection with obtaining a shadow rating with respect to the financing facility provided for hereunder, including, without limitation providing to each of the Rating Agencies all information requested by such Rating Agencies.

ARTICLE VI.

MAINTENANCE OF SERVICING

SECTION 6.01 Maintenance of Servicing.

(a) The Borrower covenants to cause the servicing of the Receivables to be maintained in accordance with the Servicing Guidelines.

(b) The Borrower (i) shall provide a copy of each Servicing Agreement to the Agent (as well as, if requested by the Agent, a copy of each Collection Servicing Agreement); and (ii) has, pursuant to this Agreement, granted to the Agent a security interest in all right, title and interest of the Borrower with respect to the Receivables in, to and under, and the benefits of, each Servicing Agreement and Collection Servicing Agreement.

(c) The Borrower shall cause to be diligently taken all reasonable steps, actions and proceedings necessary for the enforcement of all terms, covenants and conditions of all Receivables and agreements in connection therewith, including the prompt payment of all principal and interest payments and all other amounts due thereunder. The Borrower shall not consent, or agree to or permit any amendment or modification of any Receivable or agreement in connection therewith which will in any manner materially adversely affect the rights or security of the Agent under the Transaction Documents. Nothing in this Agreement shall be construed to (a) prevent the Borrower from permitting an Obligor to settle a default or cure a delinquency on any Receivable, (b) prevent the Borrower from entering into a forbearance agreement consistent with industry practice, (c) prevent the Borrower from waiving the initial late payment charge for any Obligor, or (d) applying any credit to the balance of a Receivable if an amount equal to the credit is deposited into the Collection Account by or at the direction of the Borrower as a payment of such Receivable.

(d) The Borrower will cause all Collections obtained or received by any Servicer or Collection Servicer to (i) not be commingled with general operating funds of the applicable Servicer or Collection Servicer, and (ii) be promptly deposited into either the Lockbox Account or the Collection Account in accordance with the applicable Servicing Agreement or Collection Servicing Agreement, and in any case in accordance with any specific delivery requirements contained therein, if applicable.

SECTION 6.02 Enforcement of the Servicing Agreements. Regardless of whether the Borrower is otherwise in default under this Agreement, the Borrower shall comply with the following:

(a) It will diligently enforce and take all reasonable steps, actions and proceedings necessary for the enforcement of all terms, covenants and conditions of the applicable Servicing Agreement or Collection Servicing Agreement, including the prompt payment of all amounts due the Borrower thereunder, including without limitation all principal and interest payments, and cause the Servicer to specify whether payments received by it represent principal or interest;

(b) not permit the release of the obligations of any Servicer relating to Receivables under any Servicing Agreement except in conjunction with amendments or modifications permitted by (g) below;

(c) at all times, to the extent permitted by law, cause to be defended, enforced, preserved and protected the rights and privileges of the Agent under or with respect to each Servicing Agreement;

(d) at its own expense, the Borrower shall duly and punctually perform and observe each of its obligations to each Servicer or Collection Servicer and under each Servicing Agreement or Collection Servicing Agreement, as the case may be, in accordance with the terms thereof;

(e) the Borrower agrees to give the Agent prompt written notice of each Servicer Default;

(f) the Borrower shall not waive any Servicer Default under any Servicing Agreement, without the written consent of the Agent;

(g) the Borrower shall not consent or agree to or permit any amendment or modification of any Servicing Agreement or Collection Servicing Agreement which will in any manner adversely affect the rights or security of the Agent without the Agent’s consent; and

(h) the Borrower shall not allow a Servicer or Collection Servicer to assign or delegate any of its duties under any Servicing Agreement or Collection Servicing Agreement unless it is explicitly permitted in the related Servicing Agreement or Collection Servicing Agreement (with liability retained by the applicable assigning Servicer or Collection Servicer) or such assignment or delegation has been consented to by the Agent in writing.

SECTION 6.03 Reserved.

SECTION 6.04 Reserved.

SECTION 6.05 Reserved.

SECTION 6.06 Reserved.

SECTION 6.07 Reserved.

SECTION 6.08 Reserved.

SECTION 6.09 No General Rights of Withdrawal. Until the Collection Date, the Borrower shall have no general rights of direction or withdrawal, with respect to amounts held in the Collection Account, the Reserve Account or the Lockbox Account, except with respect to funds not related to any Pledged Assets, and except in respect of transfers or withdrawals specifically authorized for the Borrower under a Loan Document.

SECTION 6.10 Permitted Investments. The Borrower shall, pursuant to written instruction, direct the Account Bank (and if the Borrower fails to do so, the Agent may, pursuant to written instruction, direct the Account Bank) to invest, or cause the investment of, funds on deposit in the Collection Account or in the Reserve Account in Permitted Investments, from the Closing Date until the Collection Date. Absent any such written instruction, the Account Bank may invest, or cause the investment of, such funds in Permitted Investments described in clause (v) of the definition thereof. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Remittance Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Securities Intermediary (as defined in the Securities Account Agreement) or its nominee for the benefit of the Lender, and otherwise comply with assumptions of the legal opinion of Baker & McKenzie dated concurrently with this Agreement or the initial Borrowing Date, delivered in connection with this Agreement. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account or the Reserve Account, shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Reserve Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank or the Agent shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Account.

SECTION 6.11 Reserved.

SECTION 6.12 Reports to the Agent; Account Statements; Servicing Information. (a)  The Borrower will deliver to the Agent, (i) on the Early Amortization Commencement Date, a report identifying the Pledged Receivables (and any information with respect thereto requested by the Agent) on the day immediately preceding the Early Amortization Commencement Date, and (ii) upon the Agent’s reasonable request and upon reasonable notice, on any other Business Day, a report identifying the Pledged Receivables (and any information with respect thereto, reasonably requested by the Agent) as of such day.

(b) At least four (4) Business Days prior to each Remittance Date, the Borrower shall prepare and deliver, or have delivered to the Agent for the Lender, (i) a Monthly Remittance Report and any other information reasonably requested by the Agent, relating to all Pledged Receivables (including, if requested, a Computer Tape or Listing), all information in the Monthly Remittance Report and all other such information to be accurate as of the last day of the immediately preceding Remittance Period, and (ii) in an electronic format mutually acceptable to the Borrower and the Agent, all information reasonably requested by the Agent relating to all Pledged Receivables. If any Monthly Remittance Report indicates the existence of a Borrowing Base Deficiency, the Borrower shall, on the date of delivery of such Monthly Remittance Report, prepay to the Agent, for the account of the Lender, a portion of the Loans as is necessary to cure such Borrowing Base Deficiency (or otherwise cure such Borrowing Base Deficiency).

(c) By no later than 1:00 P.M. (New York City time) on the second Business Day immediately preceding a Borrowing, the Borrower shall also prepare and deliver to the Agent for the Lender a Borrowing Base Certificate containing information accurate as of the date of delivery of such Borrowing Base Certificate (it being understood that any Borrowing secured by Prime Receivables after the Amendment Closing Date, shall require the delivery of a Borrowing Base Certificate in a revised form reasonably acceptable to the Agent that reflects any necessary revisions from the form attached to the Existing RLSA, associated with the inclusion of such Prime Receivables). If any Borrowing Base Certificate indicates the existence of a Borrowing Base Deficiency, the Borrower shall on the date of delivery of such Borrowing Base Certificate prepay to the Agent, for the account of the Lender, a portion of the Loans as is necessary to cure such Borrowing Base Deficiency (or otherwise cure such Borrowing Base Deficiency).

(d) On the Business Day immediately preceding the last day of each Fixed Period, the Borrower shall prepare and deliver, or have delivered to the Agent for the Lender, a Commercial Paper Remittance Report containing information accurate as of the date of delivery of such Commercial Paper Remittance Report.

(e) At least four (4) Business Days prior to each Remittance Date (each such day, a “Backup Servicer Delivery Date”), the Borrower shall prepare and deliver, or have delivered, to the Backup Servicer (i) a Monthly Remittance Report in respect of the immediately-preceding Remittance Period and (ii) a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing the information with respect to the Pledged Receivables during such Remittance Period which was necessary for preparation of such Monthly Remittance Report.

(f) The Borrower shall deliver to the Agent all reports it receives pursuant to the Transfer and Contribution Agreement within one Business Day of the receipt thereof.

(g) If and to the extent requested by the Agent, the Borrower shall promptly deliver to the Agent a copy of any written report, statement, notice or other written information delivered to the Borrower by the Servicer or Collection Servicer, as applicable, pursuant to the applicable Servicing Agreement or Collection Servicing Agreement.

SECTION 6.13 Statements as to Compliance; Financial Statements. (a)  The Borrower shall deliver to the Agent, the Backup Servicer, and the Lender on or before January 15 of each year, beginning with January 15, 2008, an Officers’ Certificate stating, as to each signatory thereof, that (x) a review of the activities of the Borrower during the preceding calendar year and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officers’ knowledge, based on such review, the Borrower has fulfilled all of its obligations under this Agreement throughout such calendar year (or portion thereof, as the case may be) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken to cure such default.

(b) As soon as available and no later than thirty (30) days after the end of each calendar quarter in each fiscal year of the Borrower, the Borrower shall deliver to the Lender, the Backup Servicer and the Agent two copies of:

(i) a balance sheet of the Borrower as of the end of such calendar quarter, setting forth in comparative form the corresponding figures for the most recent year-end for which a comparable balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower that such balance sheet presents fairly the financial condition of Borrower and has been prepared in accordance with GAAP consistently applied; and

(ii) statements of income, stockholders’ equity and cash flow of the Borrower for such calendar quarter, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower stating that such financial statements present fairly the financial condition and results of operations of the Borrower and have been prepared in accordance with GAAP consistently applied.

(c) As soon as available and no later than ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Backup Servicer, the Lender and the Agent two copies of:

(i) a balance sheet of the Borrower as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Agent stating that such balance sheet presents fairly the financial condition of the Borrower and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and

(ii) statements of income, stockholders’ equity and cash flow of the Borrower for such fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Agent stating that such financial statements present fairly the financial condition of the Borrower and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).

(d) Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the information set forth in the financial statements referred to above.

SECTION 6.14 Access to Certain Documentation. The Lender or the Agent (and their respective agents or professional advisors) shall at the expense of the Borrower (with such expenses not to exceed $30,000 in any single calendar year, so long as an Early Amortization Event shall not have occurred and be continuing), have the right under this Agreement, up to four (4) times during each calendar year (or more frequently if an Early Amortization Event shall have occurred and be continuing), upon reasonable prior notice to the Borrower, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records or other information of the Borrower, or held by the Servicer on the Borrower’s behalf (to the extent such right of access for the Agent is so provided in the applicable Servicing Agreement, including the Backup Servicing Agreement or other successor Servicing Agreement, if ever applicable), concerning this Agreement. The Lender and the Agent (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Lender or the Agent may disclose such information if required to do so by law or by any regulatory authority. The Backup Servicer agrees that, in connection with its appointment as a successor Servicer under a Backup Servicing Agreement, such access to the Agent shall be provided two (2) times per calendar year upon five (5) Business Days’ prior written notice.

SECTION 6.15 Servicer Default; Replacement of Servicer, Backup Servicer Duties.

(a) If a Servicer Default shall occur and be continuing, and shall have continued unremedied beyond any applicable grace or cure period in the Servicing Agreement, or the Servicer shall have resigned from and in connection therewith ceased to perform its obligations under the applicable Servicing Agreement (the first date that any such state of affairs exists, being the “Replacement Trigger Date”), then the Borrower shall if directed by the Agent (and if the Borrower fails to comply with such direction, the Agent may take such action on its own, to the extent consistent with the Servicing Agreement), (i) procure a replacement Servicer acceptable to the Agent, pursuant to a related Servicing Agreement acceptable to the Agent, and (ii) in connection therewith, exercise its rights of termination of the Servicing Agreement with the defaulting Servicer and effect a transfer of substantially equivalent servicing functions to such replacement Servicer (the accomplishment of the actions described in clauses (i) and (ii) above being a “Replacement”). The Agent agrees that the Backup Servicer, if proposed by the Borrower for such purpose, is an acceptable replacement Servicer for purposes of a Replacement. In the event that such Replacement has not been accomplished within forty five (45) days of the Replacement Trigger Date (or such longer period as may be mutually agreed between the Borrower and the Agent at the time), then the Agent may, by written notice to the Servicer, the Borrower and the Backup Servicer, terminate all of the rights and obligations of the defaulting Servicer under the related Servicing Agreement (if such action has not previously been taken) and procure and appoint, with or without the Borrower’s consent, the Backup Servicer to replace such defaulting Servicer and to perform such Receivable and Contract servicing functions as the Agent and the Backup Servicer may mutually agree in writing (and the Backup Servicer hereby agrees, in consideration of the Standby Backup Servicer’s Fees paid to it under this Agreement, its receipt of Transition Costs upon entering in the related Backup Servicing Agreement described below, and its prospective receipt of the Active Backup Servicer’s Fees, to accept such appointment). Notwithstanding the foregoing, the Backup Servicer will not be obligated to perform any servicing functions or accept such appointment until (A) a written agreement has been entered into by the Backup Servicer with the Agent (and the Borrower, if the Borrower is consenting to the Backup Servicer as replacement Servicer) in connection with such appointment (any, a “Backup Servicing Agreement”), and (B) the Backup Servicer shall have been paid (or shall have agreed to an arrangement satisfactory in its sole discretion for the payment of), related Transition Costs owing to it. The Backup Servicer agrees to negotiate reasonably and in good faith to enter into a Backup Servicing Agreement necessary to accomplish the foregoing purposes, agrees to use its reasonable efforts to so negotiate and enter into such an agreement within ten (10) Business Days of the initial written notification to it that the Agent (and the Borrower, if applicable) desires the Backup Servicer to become a successor Servicer hereunder, and further agrees that such Backup Servicing Agreement is to provide for servicing undertakings to be performed to a standard no less stringent that the Backup Servicing Agreement Servicing Standard; provided, however, nothing stated herein obligates the Backup Servicer to enter into a Backup Servicing Agreement if the Backup Servicer cannot reach agreement on the terms and conditions of such agreement despite such reasonable efforts. Such Backup Servicing Agreement shall thereupon be considered, for purposes of this Agreement, a “Servicing Agreement” in connection with the Backup Servicer’s appointment, notwithstanding whether the Borrower consents to such agreement or appointment or becomes a signatory thereto. Upon its appointment, the Backup Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Borrower, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to service the Receivables under this Agreement and the Backup Servicing Agreement, as applicable. The Borrower agrees to cooperate with the Agent and the Backup Servicer in effecting the termination of the defaulting Servicer’s responsibilities and rights under the Servicing Agreement, including, without limitation, providing or causing the Servicer to provide the Backup Servicer with all records, in electronic or other form, reasonably requested by it to enable the Backup Servicer to assume the servicing functions hereunder and the transfer to the Backup Servicer for administration by it of all cash amounts which at the time should be or should have been deposited by the Servicer in the Lockbox Account or the Collection Account or thereafter be received by the Servicer with respect to the Pledged Receivables. Neither the Agent nor the Backup Servicer shall be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the Servicer being replaced to remit any amounts received by it or to deliver any documents held by it with respect to the Pledged Assets.

(b) The Active Backup Servicer’s Fees (and Transition Costs, if not otherwise previously paid as described in Section 6.15(a)), shall be paid out of Collections as set forth in Section 2.05(c) on and after the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section. The Standby Backup Servicer’s Fees and Transition Costs shall be paid out of Collections as set forth in Section 2.05(c) prior to the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section.

(c) On and after the time the Servicer receives a notice of termination in connection with the appointment of the Backup Servicer as referred to in Section 6.15(a), and subject to any preconditions set forth in Section 6.15(a) to the Backup Servicer’s assuming such role, the Backup Servicer shall be (and the Backup Servicer hereby agrees to be), in accordance with and subject to the Backup Servicing Agreement, the successor in all respects to the Servicer in its capacity as Servicer for the Pledged Receivables and the transactions set forth or provided for herein and shall have all the rights and powers and be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed upon it pursuant to the Backup Servicing Agreement entered into in connection with its appointment; provided, however, that any failure to perform such duties or responsibilities caused by the failure of the Servicer being replaced to provide information required by this Section 6.15 shall not be considered a default by the Backup Servicer hereunder; provided, further, however, that the Backup Servicer, as successor Servicer, shall have (i) no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the Backup Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer, shall be expressly limited to those arising on account of its gross negligence or willful misconduct, or its failure to perform its undertakings in accordance with the Backup Servicing Agreement Servicing Standard. In addition, the Backup Servicer shall have no liability relating to any representations and warranties of any prior Servicer.

The Backup Servicer as successor Servicer shall not be responsible for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement or any of the Receivables except that the Backup Servicer as successor Servicer, at the request and expense of the Agent, shall file any continuation statements as may be required to maintain the perfection of the security interest granted herein.

The Backup Servicer as successor Servicer is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Receivables without any audit or other examination. Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer, as successor Servicer, is not responsible for the accounting, records (including computer records) and work of the prior Servicer relating to the Receivables (collectively, the “Predecessor Servicer Work Product”). If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Backup Servicer as successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer as successor Servicer shall have no liability for such Continued Errors; provided, however, that that Backup Servicer as successor Servicer agrees to use its best efforts to prevent Continued Errors. In the event that the Backup Servicer as successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Backup Servicer as successor Servicer shall be entitled to recover its costs thereby expended.

The Borrower agrees, to the extent of its rights to do so under the related Servicing Agreement, to cause the Servicer being replaced by the Backup Servicer (or other successor Servicer that may be appointed hereunder) to cooperate and use its best efforts in providing (at the Borrower’s expense, or at the expense of the Servicer being replaced if so provide for in the related Servicing Agreement) the Backup Servicer as successor Servicer with reasonable access (including at the premises of the Servicer being replaced) to such Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by the Backup Servicer to enable the Backup Servicer as successor Servicer to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

If the Backup Servicer is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of god or other causes beyond the control of either party, the Backup Servicer’s obligations shall be suspended for a reasonable time during which such conditions exist.

Notwithstanding the above, the Agent may, if the Backup Servicer shall be unwilling to so act or shall fail to agree to a Backup Servicing Agreement acceptable to the Agent, or shall, if the Backup Servicer is unable to so act, or if the Lender so requests in writing to the Agent in such circumstance, appoint itself, or appoint any established servicing institution having a net worth of not less than $50,000,000, as the successor to the Servicer in the provision on behalf of the Borrower of such services as are necessary for the Borrower to comply with its Servicing Undertaking (and notwithstanding whether the Borrower consents or agrees to such appointment). In connection with such appointment and assumption, the Agent may make such arrangements for the compensation of such successor out of payments on Pledged Receivables as it and such successor shall agree; provided, however, that, except as provided herein, no such compensation shall be in excess of that permitted the Servicer hereunder, unless (i) agreed to by the Lender and (ii) such compensation shall be on commercially competitive terms and rates. The Borrower, the Agent and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(d) Prior to each Remittance Date, provided that the Backup Servicer shall have received the information specified in Section 6.12(e) within the time specified therein, the Backup Servicer shall compare the information on the computer tape or diskette (or other means of electronic transmission acceptable to the Backup Servicer) most recently delivered to the Backup Servicer by the Borrower pursuant to Section 6.12(e) to the Monthly Remittance Report most recently delivered to the Backup Servicer by the Borrower pursuant to Section 6.12(e) and shall:

(i) confirm that such Monthly Remittance Report is complete on its face;

(ii) confirm the Remittance Date distributions to be made on the next Remittance Date pursuant to Section 2.05(c) hereof to the extent the Backup Servicer is able to do so given the information provided to it by the Borrower (it being hereby agreed that the Backup Servicer shall promptly notify the Borrower and the Agent if such information is insufficient and that the Borrower shall promptly provide to the Backup Servicer any additional information required by the Backup Servicer);

(iii) confirm the following information on such Monthly Remittance Report: (i) Eligible Receivables Balance, (ii) the Weighted Average First Delinquency Rate, (iii) the Weighted Average Second Delinquency Rate, (iv) the Weighted Average Annualized Default Rate, and (v) the Overconcentration Amount; and

(iv) confirm such other information as the Backup Servicer and the Agent may agree.

In the event of any discrepancy between the information set forth in subparagraphs (ii) or (iii) above as calculated by the Borrower and that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly report such discrepancy to the Borrower and the Agent. In the event of a discrepancy as described in the preceding sentence, the Borrower and the Backup Servicer shall attempt to reconcile such discrepancy prior to the related Remittance Date, but in the absence of a reconciliation, distributions on the related Remittance Date shall be made consistent with the information calculated by the Borrower, the Borrower and the Backup Servicer shall attempt to reconcile such discrepancy prior to the next Remittance Date, and the Borrower shall promptly report to the Agent regarding the progress, if any, which shall have been made in reconciling such discrepancy. If the Backup Servicer and the Borrower are unable to reconcile such discrepancy with respect to such Monthly Remittance Report by the next Remittance Date that falls in April, July, October or January, the Borrower shall cause independent accountants acceptable to the Agent, at the Borrower’s expense, to examine such Monthly Remittance Report and attempt to reconcile such discrepancy at the earliest possible date (and the Borrower shall promptly provide the Agent with a report regarding such event). The effect, if any, of such reconciliation shall be reflected in the Monthly Remittance Report for the next succeeding Remittance Date.

Other than as specifically set forth in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Borrower and shall have no liability for any action taken or omitted by the Borrower.

The Backup Servicer may allow a subservicer to perform any and all of its duties and responsibilities hereunder, including but not limited to its duties as successor Servicer hereunder, should the Backup Servicer become the successor Servicer pursuant to the terms of this Agreement; provided, however, that the Backup Servicer shall remain liable for the performance of all of its duties and obligations hereunder to the same extent as if no such subservicing had occurred.

The Backup Servicer shall not be liable for any errors contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder. In no event shall the Backup Servicer, either in its capacity as Backup Servicer or as successor Servicer, be liable for special, indirect, consequential or incidental damages. Furthermore, the Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder (but the foregoing sentence shall not be read in limitation of any undertakings and obligations expressly agreed to by the Backup Servicer in a Backup Servicing Agreement).

SECTION 6.16 Additional Remedies of Agent Upon Event of Default. During the continuance of any Event of Default, the Agent, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as agent for the Lender, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Lender (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

SECTION 6.17 Waiver of Defaults. Upon consent of the Lender, the Agent may waive any default by the Borrower in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Agent on the Lender’s behalf and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

SECTION 6.18 Reserved.

SECTION 6.19 Reserved.

SECTION 6.20 UCC Matters; Protection and Perfection of Pledged Assets

. The Borrower will not make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 6.20 after compliance with all terms and conditions of this Section 6.20 related thereto) unless, prior to the effective date of any such name change or use, the Borrower notifies the Agent of such change in writing and the Agent is hereby authorized to file such financing statements as the Agent may determine to reflect such name change or use, together with such other documents and instruments as the Agent may determine in connection therewith. The Borrower will not change its jurisdiction of formation, the location of its chief executive office or the location of its records regarding the Pledged Receivables unless, at least 30 days prior to the effective date of any such change, the Borrower notifies the Agent of such change in writing and the Agent is hereby authorized to file such financing statements as the Agent may determine to reflect such change, and the Borrower agrees if requested by the Agent to cause to be delivered to the Agent such Opinions of Counsel, documents and instruments as the Agent may request in connection therewith. The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Lender’s interest in the Pledged Assets acquired hereunder, or to enable the Lender or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, (i) the Borrower hereby authorizes the Agent to execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Agent may determine in order to perfect and protect its interests, and (ii) the Borrower will, upon the request of the Agent, mark its master data processing records evidencing such Pledged Receivables with a legend acceptable to the Agent, evidencing that the Lender has acquired an interest therein as provided in this Agreement. The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pledged Receivables and the Other Conveyed Property and the Related Security related thereto and the proceeds of the foregoing now existing or hereafter arising, without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pledged Receivables, or any part thereof, shall be sufficient as a financing statement. The Borrower shall, upon the request of the Agent at any time after the occurrence of an Event of Default and at the Borrower’s expense, notify the Obligors obligated to pay any Pledged Receivables, or any of them, of the security interest of the Lender in the Pledged Assets. If the Borrower fails to perform any of its agreements or obligations under this Section 6.20, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Borrower upon the Agent’s demand therefor. For purposes of enabling the Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Borrower and the Lender hereby authorize each of the Agent and its successors and assigns to take any and all steps in the Borrower’s name and on behalf of the Borrower and the Lender necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pledged Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing such Pledged Receivables and the related Contracts.

SECTION 6.21 Reserved.

SECTION 6.22 Procurement of Qualifying Interest Rate Hedges. The Borrower agrees, if the Hedging Condition shall exist and if requested by the Agent, and in any case in consultation with the Agent, to procure and maintain in effect, for so long as such Hedging Condition shall continue to exist, Qualifying Interest Rate Hedges in respect of the Pledged Receivables.

SECTION 6.23 Compliance with Applicable Law. The Borrower shall at all times comply with all requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) in the conduct of its business.

SECTION 6.24 Stamping of Promissory Notes Evidencing Receivables. Any Pledged Receivable for which the Borrower shall not have itself, or shall not have caused the Custodian to, stamp or affix by allonge, sticker or other comparable method to the promissory notes constituting part of the Contracts evidencing the Pledged Receivables, which marking shall state to the effect that the promissory note is subject to a security interest in favor of DZ Bank as Agent as the sole lienholder, within 10 days of the first day of inclusion of such Pledged Receivable in the calculation of the Eligible Receivables Balance, shall no longer be deemed to be an Eligible Receivable and, therefore, shall no longer be included in the calculation of the Eligible Receivables Balance until such deficiency is cured (and provided that such Receivable is otherwise an Eligible Receivable at such time of cure).

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the occurrence of any Bankruptcy Event with respect to the Borrower or EEF; or

(b) any representation or warranty made or deemed to be made by the Borrower or EEF (or any of their respective officers) under or in connection with this Agreement, any remittance report or other information or report delivered pursuant hereto or any other Transaction Document to which it is a party shall prove to have been false or incorrect in any material respect when made (including, without limitation, any representation or warranty made or deemed to be made by EEF (or any of its officers or agents) under or in connection with the Transfer and Contribution Agreement), and such breach (other than those of a nature remediable by repurchase as described in the first proviso below) if susceptible of cure remains uncured for thirty (30) days; provided, however, that if any breach described above is remedied by the repurchase of Receivables pursuant to and in accordance with Article VI of the Transfer and Contribution Agreement, such remedy when exercised shall cause such breach to not constitute the basis for an Event of Default, and provided further, a breach of a representation contained in Section 4.01(a) may be remedied by the repayment, within three (3) Business Days of the discovery of such breach, of the principal of and accrued interest on the Loan secured by the Receivable with respect to which such breach occurred, which remedy if timely so exercised shall cause such breach to not constitute the basis for an Event of Default; or

(c) (i) the Borrower or EEF shall fail to perform or observe any term, covenant or agreement hereunder (and such noncompliance is not otherwise described as an Event of Default under a different clause within this Section 7.01) or under any other Transaction Document to which it is a party in any material respect and such failure remains unremedied for thirty (30) days or (ii) the Borrower of EFF shall fail to make any payment or deposit to be made by it when due hereunder or under any other Transaction Document to which it is a party; or

(d) the Borrower or EEF shall fail to pay any principal of or premium or interest on any Debt in an amount in excess of $50,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any Debt of the Borrower or EEF or any other event, shall occur if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

(e) [intentionally omitted]; or

(f) (i) the Lender shall at any time fail to have a valid, perfected, first priority security interest in any of the Pledged Assets or (ii) any purchase by the Borrower of a Receivable and the Collections and Other Conveyed Property under the Transfer and Contribution Agreement shall, for any reason, cease to create in favor of the Borrower a perfected ownership interest in such Receivable and the Collections and the Other Conveyed Property with respect thereto; provided, however, that if an event described in the foregoing clause (i) or (ii) is cured by the repurchase of Receivables pursuant to Article VI of the Transfer and Contribution Agreement or by a repayment pursuant to Section 2.17 hereof, such event shall cease to constitute an Event of Default; or

(g) the Borrower or EEF shall have suffered any Material Adverse Change; or

(h) EEF’s or the Borrower’s activities are terminated for any reason, including any termination thereof by a regulatory, tax or accounting body; or

(i) a Change of Control occurs; or

(j) any Transfer and Contribution Agreement shall cease to be in full force and effect; or

(k) Parent shall fail to maintain Tangible Net Worth of at least $5,000,000; or

(l) EEF shall fail to maintain Tangible Net Worth in an amount not less than the greater of (i) $5,000,000, and (ii) 15% of the Eligible Receivables Balance; or

(m) Parent shall fail to maintain a Liquidity Ratio of at least 1.50; or

(n) a Replacement Trigger Date shall have occurred and a Replacement shall not have been effected within forty-five (45) days of the applicable Replacement Trigger Date; or

(o) (i) any Qualifying Interest Rate Hedge shall cease to be in full force and effect, provided that if the Borrower shall not be in any way responsible for such Qualifying Interest Rate Hedge ceasing to be in full force and effect, such event shall not be an Event of Default unless no replacement Qualifying Interest Rate Hedge shall have been entered into by the Borrower within fifteen (15) days, (ii) the occurrence of any default by the Borrower in the observance or performance of any of the terms or provisions of any Qualifying Interest Rate Hedge or (iii) any interest rate hedge agreement represented by the Borrower to be a Qualifying Interest Rate Hedge shall fail to be, or cease to be, a Qualifying Interest Rate Hedge, provided that if the Borrower shall not be in any way responsible for such Qualifying Interest Rate Hedge ceasing to be a Qualifying Interest Rate Hedge, such event shall not be an Event of Default unless no replacement Qualifying Interest Rate Hedge shall have been entered into by the Borrower within fifteen (15) days; or

(p) Excess Spread is less than the Minimum Excess Spread for two consecutive Remittance Periods without cure; or

(q) provided that the Measurement Condition shall exist, the Weighted Average Annualized Default Rate shall exceed the Weighted Average Annualized Default Rate Threshold Amount; or

(r) provided that the Measurement Condition shall exist, the Weighted Average First Delinquency Rate shall exceed the Weighted Average First Delinquency Rate Threshold Amount; or

(s) provided that the Measurement Condition shall exist, the Weighted Average Second Delinquency Rate shall exceed the Weighted Average Second Delinquency Rate Threshold Amount; or

(t) the Advance Percentage exceeds the Maximum Advance Percentage for three consecutive Business Days;

then the Agent may, by notice to the Borrower, declare the Early Amortization Commencement Date to have occurred; provided, that, in the case of any event described in Section 7.01(a) above, the Early Amortization Commencement Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Receivables from EEF under the Transfer and Contribution Agreement, (ii) the Lender shall cease issuing commercial paper notes to fund or maintain the Loans hereunder, (iii) the Liquidity/Credit Enhancement Facility shall be drawn upon by the Lender from time to time thereafter in order to retire the maturing commercial paper notes issued to fund or maintain the Loans hereunder (and the Loans hereunder maintained by the amounts so drawn under the Liquidity/Credit Enhancement Facility shall bear interest at the Default Funding Rate), (iv) at the option of the Lender in its sole discretion, the Lender may declare the Loans made to the Borrower hereunder and all Yield and all Fees accrued on such Loans and any other Obligations to be immediately due and payable (and the Borrower shall pay such Loans and all such amounts and Obligations immediately), (v) the Agent may exercise any control rights that it has under the Account Control Agreement and the Lockbox Account Control Agreement, to the extent not previously exercised, and (vi) at the option of the Lender in its sole discretion, the Agent, on behalf of the Lender, may direct the Obligors to make all payments under the Pledged Receivables directly to the Backup Servicer, the Agent, the Lender or any lockbox or account established by any of such parties. In addition, upon any such declaration or upon any such automatic occurrence, the Agent and the Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. If any Event of Default shall have occurred, the Non-CP Rate and the CP Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall remain at the Default Funding Rate.

SECTION 7.02 Additional Remedies of the Agent. (a)  If, upon the Lender’s declaration that the Loans made to the Borrower hereunder are immediately due and payable pursuant to Section 7.01 or on the Facility Maturity Date, the aggregate outstanding principal amount of the Loans, all accrued Fees and Yield and any other Obligations are not immediately paid in full, then the Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lender, to immediately sell in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Agent may reasonably deem satisfactory, any or all Pledged Assets and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Pledged Assets may not be liquid. Accordingly, the Agent may elect, in its sole discretion, the time and manner of liquidating any Pledged Assets, and nothing contained herein shall obligate the Agent to liquidate any Pledged Assets on the date the Lender declares the Loans made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all Pledged Assets in the same manner or on the same Business Day.

(c) Any amounts received from any sale or liquidation of the Pledged Assets pursuant to this Section 7.02 in excess of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may otherwise direct.

(d) The Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the lenders at law, in equity or under any other agreement between the Lender and the Borrower.

(e) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Early Amortization Event or Event of Default.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01 Indemnities by the Borrower. Without limiting any other rights which the Agent, the Lender, the Backup Servicer or any of their respective Affiliates may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Agent, the Lender, the Backup Servicer and each of their respective Affiliates (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement or in respect of any Pledged Assets, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from gross negligence or willful misconduct on the part of an Indemnified Party or, in the case of the Lender, from the gross negligence or willful misconduct of the Agent):

(i) any Pledged Receivable treated as or represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, EEF or one of its Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or EEF to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any applicable law, rule or regulation with respect to any Pledged Assets, or the nonconformity of any Pledged Assets with any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Agent, for the benefit of the Lender, or to transfer to the Agent, for the benefit of the Lender, a first priority, perfected security interest in the Receivables which are, or are purported to be, Pledged Receivables, together with all related Other Conveyed Property, Collections, Related Security and other Pledged Assets related thereto, free and clear of any Adverse Claim whether existing at the time of the related Borrowing or at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, an aggregate amount of Loans outstanding which is less than or equal to the lesser of (x) the Borrowing Limit on such Business Day and (y) the Capital Limit on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables which are, or are purported to be, Pledged Receivables or the other Pledged Assets related thereto, whether at the time of any Borrowing or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Receivable which is, or is purported to be, a Pledged Receivable (including, without limitation, a defense based on such Receivable (or the Contract evidencing such Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(viii) any failure of the Borrower, including due to noncompliance by a Servicer, to perform its duties or obligations in accordance with the provisions of this Agreement;

(ix) the failure to pay when due any taxes payable in connection with the Pledged Receivables or the Pledged Assets related thereto;

(x) any repayment by the Agent or the Lender of any amount previously distributed in payment of Loans or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Agent or the Lender believes in good faith is required to be repaid;

(xi) the commingling of Collections of Pledged Receivables at any time with other funds;

(xii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or the Pledged Assets;

(xiii) any failure by the Borrower to give reasonably equivalent value to EEF in consideration for the transfer by EEF to the Borrower of any Receivable or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xiv) any failure of the Borrower, or any of its agents or representatives to remit to the Agent, Collections of Pledged Receivables; and/or

(xv) any failure on the part of the Borrower or EEF duly to observe or perform in any material respect any covenant or agreement under any Qualifying Interest Rate Hedge.

Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Agent within two (2) Business Days following the Agent’s written demand therefor.

Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

SECTION 8.02 Reserved.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Amendments and Waivers. (a)  Except as provided in Section 9.01(b), no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Agent and the Lender (and the Backup Servicer if such amendment or modification affects any obligation or undertaking of the Backup Servicer, including the Backup Servicer acting as a successor Servicer), and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower shall be effective without the written concurrence of the Agent, the Backup Servicer and the Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 9.01(a), in the event that there is more than one Lender, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any outstanding Loans, or the Yield thereon, (ii) postponing any date for any payment of any Loan, or the Yield thereon, (iii) modifying the provisions of this Section 9.01, (iv) increasing the Capital Limit or the Borrowing Limit or (v) increasing the Maximum Advance Percentage or reducing the Minimum Overcollateralization Amount.

SECTION 9.02 Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, communication by facsimile copy or electronic mail) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address (including, without limitation, an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mails, first class postage prepaid, (ii) notice by telex, when telexed against receipt of answerback, or (iii) notice by facsimile copy or electronic mail, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received.

SECTION 9.03 No Waiver; Remedies. No failure on the part of the Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04 Binding Effect; Assignability; Multiple Lenders. (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lender, the Backup Servicer and their respective successors and permitted assigns. This Agreement and the Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including by way of the sale of participation interests therein) by the Lender and its successors and assigns; provided, however, that, prior to the occurrence of an Early Amortization Event, any such assignment shall occur only upon the prior written consent of the Borrower, which consent shall not be unreasonably withheld; and provided, further, that any such participation shall occur only upon prior written notice to the Borrower. None of the Borrower or the Backup Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lender and the Agent. The parties to each assignment or participation made pursuant to this Section 9.04 shall execute and deliver to the Agent, for its acceptance and recording in its books and records, an assignment and acceptance agreement (an “Assignment and Acceptance”) or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent and the Borrower. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording thereof as described in the preceding sentence. The Agent shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04. The Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Pledged Assets furnished to the Lender by or on behalf of the Borrower; provided, however, that the Lender shall obtain an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to the Agent and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available.

(b) Whenever the term “Lender” is used herein, it shall mean Autobahn and/or any other Person which shall have executed an Assignment and Acceptance; provided, however, that each such party shall have a pro rata share of the rights and obligations of the Lender hereunder in such percentage amount (the “Commitment Percentage”) as shall be obtained by dividing such party’s commitment to fund Loans hereunder by the total commitment of all parties to fund Loans hereunder. Unless otherwise specified herein, any right at any time of the Lender to enforce any remedy, or instruct the Agent to take (or refrain from taking) any action hereunder, shall be exercised by the Agent only upon direction by such parties that hold a majority of the Commitment Percentages at such time.

(c) Each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 9.04.

(d) In connection with the grant of any participation by the Lender hereunder, (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Agent and any other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

SECTION 9.05 Term of This Agreement. This Agreement including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Section 9.07 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.06 Governing Law; Jury Waiver. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE LENDER IN THE PLEDGED RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 9.07 Costs, Expenses and Taxes. (a)  In addition to the rights of indemnification granted to the Backup Servicer, the Agent, the Lender and its Affiliates under Article VIII hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Backup Servicer, the Lender and the Agent incurred in connection with the preparation, execution, delivery or administration of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith or incurred in connection with any amendment, waiver or modification of this Agreement, any other Transaction Document, and any other documents to be delivered hereunder or thereunder or in connection herewith or therewith that is necessary or requested by any of the Borrower, the Lender or a Rating Agency or made necessary or desirable as a result of the actions of any regulatory, tax or accounting body affecting the Lender and its Affiliates, or which is related to an Event of Default, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Backup Servicer, the Agent and the Lender with respect thereto and with respect to advising the Backup Servicer, the Agent and the Lender as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Backup Servicer, the Agent or the Lender in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender which is specific to this Agreement or the funding or maintenance of Loans hereunder.

(c) Reserved.

(d) The Borrower shall pay on demand all other costs, expenses and taxes (excluding franchise and income taxes) incurred by any Issuer or any general or limited partner or member or shareholder of such Issuer related to this Agreement (“Other Costs”), including, without limitation, the portion of the cost of rating such Issuer’s commercial paper by independent financial rating agencies which is allocable to commercial paper issued to fund Loans hereunder, the taxes (excluding franchise and income taxes) resulting from such Issuer’s operations which are allocable to the provision of Loans hereunder, and the reasonable fees and out-of-pocket expenses of counsel for the Issuer or any counsel for any general or limited partner or member or shareholder of the Issuer, with respect to (i) advising such Person as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, (ii) the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith and (iii) advising such Person as to the issuance of the Issuer’s commercial paper notes to fund Loans hereunder and action in connection with such issuance.

(e) Without limiting any other provision hereof, the Borrower shall pay, pursuant to Section 2.05(c) or as otherwise expressly provided for herein, the costs, expenses and fees of the Backup Servicer related to its duties under this Agreement.

(f) Any Person making a claim under this Section 9.07 shall submit to the Borrower a notice setting forth in reasonable detail the basis for and the computations of the applicable costs, expenses, taxes or similar items.

SECTION 9.08 No Proceedings. Each of the Borrower, the Backup Servicer, the Agent, and the Lender hereby agrees that it will not institute against, or join any other Person in instituting against, any Issuer any proceedings of the type referred to in the definition of Bankruptcy Event so long as any commercial paper issued by such Issuer shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

SECTION 9.09 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Lender or the Agent as contained in this Agreement or any other agreement, instrument or document entered into by the Lender or the Agent pursuant hereto or in connection herewith shall be had against any administrator of the Lender or the Agent or any incorporator, affiliate, stockholder, officer, employee or director of the Lender or the Agent or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Lender or the Agent pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 9.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lender or the Agent or any incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Lender or the Agent contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lender or the Agent and each incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, or any of them, for breaches by the Lender or the Agent of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 9.09 shall survive the termination of this Agreement.

SECTION 9.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.

SECTION 9.11 Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness of the Borrower for federal income tax purposes.

SECTION 9.12 Exclusivity. The Borrower hereby agrees that unless it has obtained the prior written consent of the Lender (which may be granted or refused in the Lender’s sole discretion) to do otherwise, from the Closing Date through and including the Facility Maturity Date, it will not, and it will cause EEF and any of its or EEF’s Affiliates not to, assign, transfer, pledge, convey, sell or otherwise dispose of any PrePrime Receivable, except pursuant to the terms and provisions of this Agreement and the other Transaction Documents; provided, that the provisions of this Section 9.12 shall not apply to (i) PrePrime Receivables the inclusion of which as Pledged Receivables hereunder, constitutes or would constitute part of the Overconcentration Amount, and (ii) PrePrime Receivables (other than Pledged Receivables) at a time when the Loans Outstanding hereunder are equal to the Borrowing Limit (provided, that the Borrower shall have first made a request for an increase in the Facility Limit (without other changes to this Agreement) and such request has been refused by the Lender (with non-acceptance within 45 calendar days of such request deemed for this purpose to constitute a refusal)), and (iii) PrePrime Receivables that constituted Pledged Receivables at the time they were subjected to a Take-Out Securitization and related repayment of Loans in accordance with Section 2.20 and continue to be subject to such Take-Out Securitization, or that were sold to an unaffiliated third party as contemplated in Section 2.20, and (iv) up to a maximum of 25% (or such other percentage as may be determined in accordance with the following sentence) of PrePrime Receivables originated in any given calendar quarter that would otherwise qualify as Eligible Receivables. In the event that the Borrower has both (A) equaled or exceeded at any point in time a principal balance of Loans outstanding of $50,000,000, and (B) requested an increase in the Borrowing Limit to an amount at least equal to $200,000,000 (without other changes to this Agreement), and such request for increase shall have been refused by the Lender (with non-acceptance within 45 calendar days of such request deemed for this purpose to constitute a refusal), then the 25% referred to above in this clause (iv) shall instead be the lesser of (x) 50%, and (y) the percentage equivalent of a fraction, the numerator of which is the sum of all undrawn funding commitments plus all outstanding principal amounts of financings secured by or representing an interest in all PrePrime Receivables other than Pledged Receivables, and the denominator of which is the sum of all undrawn funding commitments plus all outstanding principal amounts of financings secured by or representing an interest in all PrePrime Receivables (including Pledged Receivables), and (v) newly originated PrePrime Receivables that would be Eligible Receivables otherwise financeable hereunder, but for the existence of an Early Amortization Event due to the occurrence of a Replacement Trigger Date as described in clause (iv) of the definition thereof, that has not been remedied as described in such clause (iv). In addition, there is to be no adverse selection in determining which PrePrime Receivables become Pledged Receivables, or are financed with another financing facility. It is understood that EEF is making a corresponding undertaking in favor of the Borrower under the Transfer and Contribution Agreement (PrePrime).

SECTION 9.13 USA Patriot Act Notice. The Agent and the Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (as defined in Section 4.01(aa)), each is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and EEF and other information that will allow such Person to identify the Borrower and EEF in accordance with the Patriot Act.

SECTION 9.14 Continuity. The Agent, the Lender and the Borrower each agree and confirm that the security interest granted and conveyed under the Existing RLSA in Pledged Assets or other collateral as any such collateral exists and constitutes property of the Borrower as of the Amendment Closing Date but prior to giving effect to the amendment and restatement of the Existing RLSA being accomplished pursuant to this Agreement, shall continue without interruption in such collateral after giving effect to the amendment and restatement being accomplished pursuant to and upon effectiveness of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:
EDUCATION EMPOWERMENT SPV, LLC

By:  /s/ Vishal Garg
Title: President

590 Madison Avenue, 13th Floor
New York, New York 10022
Attention: Jonathan Coblentz
Facsimile No.: 212-444-7530
Confirmation No.: 212-444-7507

THE AGENT:
DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN

By:  /s/ Daniel Marino
Title: First Vice President

By:  /s/ Francine Farragher
Title: Assistant Vice President

609 Fifth Avenue
New York, New York 10017
Attention: Asset Securitization Group
Facsimile No.:  212/745-1651
Confirmation No.: 212/745-1656

THE LENDER:
AUTOBAHN FUNDING COMPANY LLC

By: DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, its attorney-in-fact

By:  /s/ Daniel Marino
Title: First Vice President

By:  /s/ Francine Farragher
Title: Assistant Vice President

609 Fifth Avenue
New York, New York 10017
Attention: Asset Securitization Group
Facsimile No.: 212/745-1651
Confirmation No.: 212/745-1656

THE BACKUP SERVICER:
LYON FINANCIAL SERVICES, INC. (d/b/a U.S. BANK PORTFOLIO SERVICES)

By:  /s/ Joseph Andries
Title: Senior Vice President

1310 Madrid Street
Suite 103
Marshall, MN 56258
Attention: Joe Andries
Facsimile No.: (866) 806-0775
Confirmation No.: (507) 532-7129